August 11, 1998                                                CONFIDENTIAL

Mr. Gregory K. Hinckley
Executive Vice President and COO/CFO
Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070

Dear Mr. Hinckley:

Bank of America National Trust and Savings Association ("Bank of America") is pleased to advise you that, subject to the terms and conditions contained in this letter and in the attached Summary of Terms and Conditions (the "Term Sheet"), it commits to lend to Mentor Graphics Corporation (the "Borrower") up to $200,000,000 pursuant to a revolving credit facility (the "Credit Facility"), and to serve as administrative agent ("Administrative Agent") for the Credit Facility. BancAmerica Robertson Stephens (or its successor within the BankAmerica Corporation organization, "BARS") is pleased to advise you that it is willing to arrange and syndicate the Credit Facility as the lead arranger (the "Lead Arranger"), to a syndicate of lenders (together with Bank of America, the "Lenders").

BARS is a wholly-owned, direct subsidiary of BankAmerica Corporation, the parent company of Bank of America, and is a registered broker-dealer. Please refer to the attached "Disclosure Statement" for important additional information on this relationship.

The fees payable in connection with the Credit Facility are set forth in a separate letter of even date herewith (the "Fee Letter").

It is agreed that Bank of America will act as the sole and exclusive administrative agent for the Credit Facility, and that BARS will act as the sole and exclusive lead arranger for the Credit Facility. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter) will be paid in connection with the Credit Facility unless you and we shall so agree.

You hereby authorize the Lead Arranger to commence syndication efforts immediately after this commitment is made public and agree actively to assist the Lead Arranger in achieving a syndication that is satisfactory to Bank of America and the Borrower. To assist BARS in its syndication efforts, (i) you agree to promptly prepare and provide to BARS all information which we may reasonably request, including all financial information and projections, (ii)

Mentor Graphics
August 11, 1998
Page 2


you understand that in arranging and syndicating the Credit Facility, the Lead Arranger may use and rely upon the information and projections without independent verification thereof, (iii) you agree to use commercially reasonable efforts to ensure that the syndications efforts benefit materially from your existing lending relationships, (iv) you agree to host with the Lead Arranger one or more meetings with prospective Lenders and you agree to make senior management available for these meetings, and (v) you agree to assist in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication. The Borrower represents to the best of its knowledge that the information and disclosures (other than projections and pro forma financial information) made by the Borrower to BARS or Bank of America in writing in discharging its agreements hereunder (as supplemented through the closing date of the Credit Facility) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made and all information and disclosures so provided, not false or misleading. The Borrower further represents to the best of its knowledge that all projections and pro forma financial information provided by the Borrower to BARS or Bank of America in writing in discharging its agreements hereunder will be based on good faith assumptions and estimates that the Borrower believes reasonable at the time made in light of the circumstances when made. The Lead Arranger will manage all aspects of the syndication and reserve the right in consultation with the Borrower to allocate the commitments of the Lenders.

In addition to the conditions to closing set forth in the Term Sheet, Bank of America's commitment to close and the Lead Arranger's agreement to syndicate loans is subject to, among other conditions, (i) the execution of a definitive credit agreement (the form of which has been delivered under separate cover as of the date hereof) and the negotiation and execution of other related documentation reasonably satisfactory to the Administrative Agent and Lead Arranger, (ii) there being no material adverse change in the reasonable opinion of the Administrative Agent and Lead Arranger in the financial condition or business of the Borrower or the Borrower and its consolidated subsidiaries since the date hereof, (iii) the non-occurrence of any material adverse change after the date hereof in loan syndication or capital market conditions after the date of this letter, generally, which in the reasonable opinion of the Lead Arranger would materially adversely affect our syndication efforts in respect of any portion of the Credit Facility to be syndicated, and (iv) until the earlier of November 30, 1998, or notification by BARS of the completion of the syndication of the Credit Facility, there being no competing offering, placement, or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its affiliates.

Whether or not the transactions contemplated hereby are consummated, the Borrower hereby agrees to indemnify and hold harmless Bank of America and BARS, and their respective directors, officers, employees and affiliates (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and expenses that arise out of, result from or in any way relate to this commitment letter, the providing or syndication of the Credit Facility, the use of the proceeds thereof or the contemplated tender offer, and to reimburse each indemnified person,

Mentor Graphics
August 11, 1998
Page 3


upon its demand, for any legal or other expenses (including the allocated cost of in-house counsel) incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent incurred (i) by reason of the bad faith, gross negligence or willful misconduct of such person, (ii) as a result of litigation or claims by any indemnified person against another indemnified person in connection with the Credit Facility or relating to the transactions contemplated thereby and (iii) except as otherwise provided under applicable law, as a result of litigation or claims by the Borrower against such indemnified person. Neither Bank of America nor BARS, nor any of their affiliates, shall be responsible or liable to the Borrower or any other person for any consequential damages which may be alleged, except to the extent found by a final decision of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of Bank of America, BARS or any such affiliate. The obligations contained in this paragraph will survive the closing of the Credit Facility.

In addition, the Borrower hereby agrees to reimburse Bank of America and BARS from time to time upon demand for their reasonable out-of-pocket costs and expenses (including the allocated cost of in-house counsel) incurred by Bank of America or the Lead Arranger in connection with the syndication of the Credit Facility and the negotiation and preparation of documents for the Credit Facility, regardless of whether the credit agreement is executed or the Credit Facility closes.

The terms contained in this letter, the Term Sheet and the Fee Letter are confidential and, except for disclosure to your board of directors, officers and employees, to professional advisors retained by either party in connection with this transaction, or as may be required by law, may not be disclosed in whole or in part to any other person or entity without the prior written consent of the other party; provided, however, that you may freely disclose this letter (but not the Fee Letter) and the terms and substance hereof at any time following (i) your signed acceptance hereof and (ii) the payment of the fees set forth in the Fee Letter to be paid upon the Company's acceptance of this letter and the public disclosure of the commitment hereunder; and provided further that Bank of America may disclose in connection with the syndication as provided herein. Notwithstanding any such disclosure to any other person or entity, this letter sets forth the understanding among the parties hereto and may not be relied upon by any other person or entity (other than the indemnified persons).

Upon your delivery to us of a signed copy of this letter and the Fee Letter, this letter agreement, and the Fee Letter, shall become binding agreements as of the date so accepted. Bank of America's commitment hereunder shall remain in effect until 7:00 p.m. Pacific Daylight time, on August 11, 1998, when, if not so accepted, Bank of America's commitment hereunder will terminate. This commitment will expire on November 6, 1998, if the definitive documentation in respect of the Credit Facility has not been executed by the parties thereto on or before that date. This letter agreement, the attached Term Sheet and the Fee Letter supersede all prior or

Mentor Graphics
August 11, 1998
Page 4


contemporaneous agreements and understandings of the parties hereto, oral or written, relating to the subject matter hereof.

We are pleased to have the opportunity to work with you on this important financing.

Very truly yours,

BANK OF AMERICA NATIONAL TRUST AND      BANCAMERICA ROBERTSON STEPHENS
SAVINGS ASSOCIATION


By: /s/ Kevin McMahon                   By: /s/ Katharine J. Pattison
   ---------------------------------       ---------------------------------
   Kevin McMahon                            Katharine J. Pattison
   Managing Director                        Managing Director

ACCEPTED AND AGREED TO:

this 11 day of August, 1998

MENTOR GRAPHICS CORPORATION

By: /s/ Gregory K. Hinckley
   ---------------------------------
Title: Executive Vice President
      ------------------------------

                         BANCAMERICA ROBERTSON STEPHENS

                              DISCLOSURE STATEMENT

BancAmerica Robertson Stephens ("BARS") is a wholly-owned, direct subsidiary of BankAmerica Corporation, the parent company of Bank of America National Trust and Savings Association ("Bank of America"). BARS is a broker-dealer registered with the Securities and Exchange Commission, and is a member of the New York Stock Exchange, National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation.

BARS is not a bank. The securities and financial instruments sold, offered or recommended by BARS are not bank deposits, are not guaranteed by, and are not otherwise obligations of, any bank, thrift or other subsidiary of BankAmerica Corporation, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

From time to time, Bank of America's affiliates may lend to one or more issuers whose securities are underwritten, dealt in, or placed by BARS. You are referred to the relevant prospectus, offering statement or other disclosure document for material information relating to any such lending relationship, and whether the proceeds of an issue will be used to repay any such loans. Furthermore, the obligations of BARS are not those of any affiliated bank or thrift, and no such affiliated bank or thrift is responsible for securities underwritten, dealt in, or placed by BARS.

In order for Bank of America and its affiliates to better serve you, they intend to share credit and other information about you with each other and with BARS. BARS also may share credit and other information regarding you with Bank of America and its affiliates. Such sharing of information shall, however, be limited to such information as shall be necessary to permit Bank of America and BARS to syndicate the Credit Facility described in the Commitment Letter to which this "Disclosure Statement" is attached.

BARS also may participate from time to time in a primary or secondary distribution of securities offered or sold to you by it. Further, BARS may act as an investment adviser to issuers whose securities may be offered or sold to you by it.

Mentor Graphics                                                  Confidential

                           MENTOR GRAPHICS CORPORATION

                         Summary of Terms and Conditions

                     $200,000,000 Revolving Credit Facility

                                 August 11, 1998

--------------------------------------------------------------------------------


Borrower:               Mentor Graphics Corporation ("Mentor" or the "Company").

Administrative Agent:   Bank of America National Trust and Savings Association
                        ("Bank of America" or in such capacity, the "Agent").

Lead Arranger:          BancAmerica Robertson Stephens ("BARS").

Lenders: Bank of America will initially underwrite the Facility and BARS will use its best efforts to syndicate the Facility to financial institutions acceptable to the Company, BARS and Bank of America. All lenders participating directly in the Facility, including Bank of America, will be collectively referred to as the "Lenders" or individually as a "Lender".

Facility:               A three year $200,000,000 unsecured reducing revolving
                        credit facility (the "Facility"), with a $25,000,000 swingline subfacility for borrowings under the Facility for up to seven days in duration.

Purpose: To be used by the Borrower to (i) purchase the stock of a target corporation ("Target"), (ii) support ongoing working capital, capital expenditures and general corporate purposes of the Borrower and (iii) pay fees and expenses of the stock purchase transaction in connection with the acquisition of Target.

Reduction
Schedule:               The Facility will reduce by $25 million to $175 million
                        upon the first day of the fiscal quarter following the fiscal quarter in which the first anniversary of the initial funding of the Facility occurs, and reduce an additional $25 million to $150 million upon the first day of the fiscal quarter following the fiscal quarter in which the second anniversary of the initial funding of the Facility occurs.

Maturity:               The residual amount of the Facility will terminate and
                        all outstanding amounts will become due three years from the closing date of the Facility.


August 11, 1998                        1          BancAmerica Robertson Stephens

Mentor Graphics                                                  Confidential

Interest Rates
and Commitment
Fees: Interest rates and commitment fees will be determined by the Borrower's Leverage ratio as follows:

                                               LIBOR     Base Rate   Commitment
                        Leverage              Margin      Margin        Fee
                        --------              ------      ------        ---
                        1.  x > = 3.50         2.500       1.250       0.500
                        2.  3.00 < = x < 3.50  2.250       1.000       0.500
                        3.  2.50 < = x < 3.00  2.000       0.750       0.375
                        4.  2.00 < = x < 2.50  1.750       0.500       0.375
                        5.  1.50 < = x < 2.00  1.500       0.250       0.375
                        6.  1.00 < = x < 1.50  1.250       0.000       0.350
                        7.  x < 1.00           1.000       0.000       0.325

                        Pricing will be locked in at level 1 from initial funding through the first reporting period after the consummation of the Acquisition of Target. Notwithstanding the foregoing, to the extent that the Borrower has not reduced the aggregate Commitment as set forth above by at least $25,000,000 by the first day following the first anniversary of the initial funding or by an additional $25,000,000 by the first day following the second anniversary of the initial funding then, in each case, the Applicable Margin shall be increased by 0.25 until such reduction shall have occurred.

                        Leverage shall be defined as the ratio of Borrower's Total Funded Debt to Adjusted EBITDA.


Representations/
Warranties:             The representations and warranties contained in the
                        Credit Agreement (as defined below), including but not limited to: corporate existence; corporate authorization; enforceability; no Default or Event of Default; no material adverse change since the Company's most recent fiscal quarter end; non-violation of agreements; financial condition; assets free of all but permitted liens; environmental matters; compliance with laws, including ERISA; no material litigation; payment of taxes and filing of returns; necessary government permits; and full disclosure.

Conditions Precedent
to Closing:             Conditions precedent to the closing of the
                        Facility (the "Closing") shall be the following:

                        1. Execution and delivery of a credit agreement (in the form delivered herewith under separate cover (the "Credit Agreement")), and negotiation, execution and delivery of opinions of counsel and supporting documentation reasonably satisfactory to the Agent, the Lead Arranger and the Borrower;


August 11, 1998                        2          BancAmerica Robertson Stephens

Mentor Graphics                                                  Confidential

                        2. Representations/warranties true and correct in all material respects;
                        3. Payment of fees and expenses required to be paid by the Closing, to the extent invoiced;
                        4. No material adverse change since the date of the Commitment Letter;
                        5. Terms of the tender offer in respect of the proposed acquisition of Target and the documentation relating thereto shall be reasonably satisfactory to the Agent and the Lead Arranger in all material respects.

Conditions Precedent
to Initial Funding:     Cancellation of existing credit facilities; not less
                        than a majority of the shares of common stock of the Target have been tendered to the Company pursuant to the tender offer and there are no legal prohibitions to a merger between the Company (or a subsidiary of the Company) and the Target (with the Company being the surviving corporation to the extent the Company is merged with Target); all material terms and conditions of tender offer otherwise satisfied; no material change in the terms and conditions of the tender offer without the written consent of the Agent; all governmental and third party approvals necessary in connection with the acquisition of Target shall have been obtained and be in full force and effect and all applicable waiting periods shall have expired without notice of any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the acquisition of Target.

Conditions Precedent
to All Fundings:        Customary for a facility of this type and contained in
                        the Credit Agreement, including but not limited to:
                        absence of any Event of Default; representations and warranties true and correct in all material respects; no material adverse change since the date of the Closing.

Covenants:              Covenants contained in the Credit Agreement, including
                        but not limited to: preservation of corporate existence and franchises; maintenance of equipment, real estate, and other property; maintenance of insurance, permits, patents, etc.; payment of all material obligations when due and not contested in good faith; payment of all taxes, assessments, and charges or levies imposed;
                        compliance with laws (including environmental-related and ERISA); use of proceeds; restrictions on transactions with affiliates; engaging in same line of business; and the covenants and restrictions hereinafter noted.


August 11, 1998                        3          BancAmerica Robertson Stephens

Mentor Graphics                                                  Confidential

Financial
Covenants:              The Company shall comply, determined in accordance with
                        generally accepted accounting principles on a consolidated basis, with the following financial covenants measured as of the end of each fiscal quarter:

                        1. Minimum Quick Ratio. Minimum of 0.50 to 1.00 through the two fiscal quarter ends immediately following the initial funding or, should the initial funding take place during the last 30 days of a fiscal quarter, for that fiscal quarter through the two fiscal quarter ends thereafter but in no event later than September 30, 1999, increasing to 0.60 to 1.00 through the remainder of fiscal year-end 1999, 0.70 to 1.00 from the fiscal quarter ending March 31, 2000 through the fiscal quarter ending September 30, 2000, and 0.90 for the fiscal quarter ending December 31, 2000 and thereafter. Defined as the ratio of quick assets (including cash, cash equivalents and accounts receivable) to adjusted total current liabilities (including bank revolving facility outstandings). In the event that the Company receives net cash proceeds of other Funded Debt of
                              (i) $50,000,000 or more in the aggregate, the above ratios shall each increase by 0.10, and (ii) $75,000,000 or more in the aggregate, the above ratios shall each increase by 0.20.

                        2. Minimum Tangible Net Worth. Tangible net worth as of June 30, 1998 less $17.5 million plus 75% of net income (before merger and acquisition-related expenses (relating to in-process research and development, goodwill and other intangibles associated with the acquisition) incurred in respect of the acquisition of Target or for other permitted acquisitions consummated with stock, as well as special charges of up to $8 million relating principally to the relocation of the Company's billing center in the Netherlands to Ireland taken in the third or fourth fiscal quarter of 1998) earned in each quarterly accounting period beginning with the quarter ended September 30, 1998 (to the extent such number is positive) plus 100% of any new equity the Company issues after June 30, 1998 (excluding the cost of issuance of such new equity (such cost to include normal underwriting fees and discounts), any acquisition-related write-offs (relating to in-process research and development, goodwill and other intangibles associated with the acquisition) or acquisitions financed with the issuance of stock) minus up to $215 million for write-offs resulting from the acquisition of Target minus acquisition-related write-offs (relating to in-process research and development, goodwill and other intangibles associated with the acquisition) of any permitted acquisition or acquisitions paid for in cash or cash and stock.

                        3. Maximum Total Funded Debt to Adjusted EBITDA. Maximum of 3.50 to 1.00 through the two fiscal quarter ends immediately following the initial funding or, should the initial funding take place during the last 30 days of a fiscal quarter, for that fiscal quarter through the two fiscal quarter ends thereafter but in no event later than September 30, 1999 (and defined for these two or three, as the case may be, fiscal quarters only as


August 11, 1998                        4          BancAmerica Robertson Stephens

Mentor Graphics                                                  Confidential

                              a ratio of total funded debt (excluding purchase money indebtedness and subordinated indebtedness) minus cash and cash equivalents in excess of $40 million to Adjusted EBITDA) and a maximum of 3.25 to 1.00 for the third or fourth quarter, as the case may be, immediately following the initial funding, decreasing to 2.50 to 1.00 for the fourth or fifth quarter, as the case may be, immediately following the initial funding, 2.00 to 1.00 for the fifth or sixth quarter, as the case may be, immediately following the initial funding and each fiscal quarter thereafter but in any event decreasing to 1.25 to 1.00 commencing the fiscal quarter ending December 31, 2000 and thereafter . Defined as the ratio of total funded debt (including any sale-leaseback of the Company's Wilsonville campus) to Adjusted EBITDA. Adjusted EBITDA will be measured on a rolling 4-quarter basis and will exclude the Company's fourth fiscal quarter 1997 special charges, first fiscal quarter 1998 special charges, second fiscal quarter 1998 special charges (up to $4.5 million), third and fourth fiscal quarter 1998 special charges up to $8.0 million relating principally to the relocation of the Company's billing center in the Netherlands to Ireland, as well as charges associated with the acquisition of Target up to $215 million and any acquisition related write-offs (relating to in-process research and development, goodwill, and other intangibles associated with other permitted acquisitions). Adjusted EBITDA shall be further adjusted, effective upon the initial funding under the Facility, to include the historical financial results of Target for each rolling 4-quarter period for which Adjusted EBITDA is calculated (and to the extent Target's Adjusted EBITDA is a positive amount), until such time as the first day of any such rolling 4-quarter period falls after the date on which the acquisition of Target is consummated. With the exception of the aforementioned exclusions and the additional adjustments for the historical financial results of Target, there will be no other adjustments to EBITDA.

                        4. Minimum Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending March 31, 2000 through the fiscal quarter ending September 30, 2000, a minimum of 3.00 to 1.00 and increasing to
                              5.00 to 1.00 for the fiscal quarter ending
                              December 31, 2000 and thereafter. Defined as (a) Adjusted EBITDA minus capital expenditures divided by (b) interest expense plus the current portion of long term debt (excluding the final maturity of the Credit Facility).

                        5. Minimum EBITDA to Interest Ratio. Minimum of 2.75 to 1.00 through the two fiscal quarter ends immediately following the initial funding or, should the initial funding take place during the last 30 days of a fiscal quarter, for that fiscal quarter through the two fiscal quarter ends thereafter but in no event later than September 30, 1999, increasing to 4.50 to 1.00 for the third or fourth quarter, as the case may be, immediately following the initial funding and 6.00 to 1.00 for the fourth or fifth quarter, as the case may be, immediately following the initial funding and thereafter but in no event after December 31, 1999. Defined


August 11, 1998                        5          BancAmerica Robertson Stephens

Mentor Graphics                                                  Confidential

                              as Adjusted EBITDA to Interest Expense calculated on an annualized basis.

Other Covenants:        Additional covenants in the Credit Agreement which
                        include but shall not be limited to:

                  1.    Financial and Compliance Reporting. The
                        Company shall submit quarterly consolidated financial statements within 50 days of each quarter end; annual consolidated and consolidating financial statements with unqualified opinion from outside auditors in respect of the consolidated financial statements within 100 days of each fiscal year end, copies of all significant reports, including Forms 8K, 10-Q and 10-K, within 10 days of filing with the SEC; quarterly compliance certificates within 50 days of each quarter end and within 100 days of year end; notices of default, material litigation and environmental enforcement actions; notices of certain changes in status of material technology licenses; and certain other information as may be reasonably requested by the Agent or the Lenders.

                  2.    Negative Pledge and Additional Liens.
                        The Company and its subsidiaries agree not to hypothecate assets and not to incur other liens, subject to permitted lien exceptions contained in the Credit Agreement (including an appropriate exception for stock of Target acquired by the Company in connection with the acquisition of Target). No accounts receivable securitization permitted.

                  3. Additional Indebtedness and Contingent Obligations. The Company and its subsidiaries agree not to incur certain additional indebtedness and contingent obligations, subject to exceptions contained in the Credit Agreement.

                  4.    Restricted Payments.
                        The Company will not be permitted to declare dividends or redeem or repurchase its stock, except for (i) dividends payable solely in common stock, and (ii) stock buybacks associated with employee stock purchase plans of up to $5,000,000 per year.

                  5.    Asset Dispositions.
                        The Company and its subsidiaries will not be permitted to dispose of property or assets, subject to certain agreed upon exceptions contained in the Credit Agreement.

                  6.    Loans and Investments.
                        The Company and its subsidiaries will not be permitted to enter into loans and investments, subject to certain agreed upon exceptions contained in the Credit Agreement.

                  7.    Acquisitions.


August 11, 1998                        6          BancAmerica Robertson Stephens

Mentor Graphics                                                  Confidential

                        The Company may not, without the prior approval of the Majority Banks, make any acquisitions, except that in any given fiscal year the Company shall be permitted to make acquisitions for which the total consideration paid for all such acquisitions in any fiscal year does not exceed $25,000,000 in the aggregate and for which the cash consideration paid for all such acquisitions in such fiscal year other than 1999 does not exceed $15,000,000 in the aggregate; provided, however, the Company may not make acquisitions with cash until the Fixed Charge Coverage Ratio returns to 1.75 to 1; provided further that in fiscal year-end 1998 the Company may make up to three acquisitions of companies previously disclosed (the "Additional Acquisitions") for which the total cash consideration (including contingency payments) for any Additional Acquisition does not exceed $30,000,000 in the aggregate and for which the initial cash consideration paid for each such Additional Acquisition does not exceed $10,000,000 in the aggregate. The Company may not make any cash acquisitions during fiscal year-end 1999.

                  8.    Maximum Capital Expenditures.
                        The Company and its subsidiaries will not be permitted to make capital expenditures in excess of $45 million for the fiscal year ending 1999.

Mandatory Repayment

                        Mandatory prepayments and permanent reductions in Facility size from (i) the net cash proceeds of other Funded Debt (other than purchase money indebtedness, leases or capital leases less than $10 million), (ii) the sale-leaseback of the Wilsonville Campus and (iii) equity issuances (excluding the costs of any such issuance (such costs to include normal underwriting fees and discounts)) but excluding up to $2,000,000 in net proceeds from such issuance in any fiscal quarter and excluding equity issued to consummate mergers, for employee stock purchase programs and employee option programs or paid as dividends. The Facility will reduce dollar for dollar so that total senior debt (including sale-leaseback of Wilsonville Campus of up to the fair market value thereof) will be no greater than what the level of the reducing revolver would have been. The Facility is not to be reduced below $100 million as a result of the foregoing mandatory prepayments.

Events of Default:      Events of Default to include those contained in the
                        Credit Agreement, including but not limited to: failure to pay any principal, or (after a grace period of five days) any interest, fees or other amounts payable under the loan documents; failure to comply with covenants
                        (subject to a 30 day grace period in respect of certain covenants); materially incorrect representations and warranties; voluntary and involuntary bankruptcy or insolvency; ERISA matters; material unpaid judgments;
                        cross acceleration to any material debt of the Company;
                        change of control; material adverse changes; and other usual and customary defaults.


August 11, 1998                        7          BancAmerica Robertson Stephens

Mentor Graphics                                                  Confidential

Fees and Expenses:      Costs and expenses and reasonable attorneys' fees
                        (including reasonable costs and expenses of outside counsel and allocated cost of in-house legal services) incurred at any time by the Agent and the Lead Arranger in the negotiation, syndication, documentation, closing and ongoing administration of this Facility shall be paid by the Company, regardless of whether or not the Facility closes. Company shall pay all legal and out-of-pocket expenses incurred by the Agent and each Lender in enforcing the loan documents.

Assignment/
Participation:          Assignments to customary eligible assignees permitted
                        with consent of Company (at all times other than during the existence of an Event of Default) and Agent (neither such consent to be unreasonably withheld), subject to $10,000,000 minimum.

Majority Banks:         Lenders with aggregate commitments equaling at least 51%
                        of the total Facility.

Governing Law:          State of California

This Summary of Terms and Conditions is not meant to be, nor should it be construed as, an attempt to define all of the terms and conditions of the transaction contemplated hereby, nor is it intended to reflect specific document phrasing that will exist in the credit agreement. It is intended only to outline the basic points of business understanding around which binding legal documentation will be structured.


August 11, 1998                        8          BancAmerica Robertson Stephens

================================================================================

                                CREDIT AGREEMENT

                          Dated as of ___________, 1998

                                      among

                          MENTOR GRAPHICS CORPORATION,

                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,

                                    as Agent,

                                       and

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

                                   Arranged by

                         BANCAMERICA ROBERTSON STEPHENS

================================================================================

                                TABLE OF CONTENTS

ARTICLE I

                                  DEFINITIONS..............................  1
      1.01     Certain Defined Terms.......................................  1
      1.02     Other Interpretive Provisions............................... 17
      1.03     Accounting Principles....................................... 18
      1.04     Certain Matters Regarding the Financial Results of Target... 19

ARTICLE II

                                  THE CREDITS.............................. 19
      2.01     Amounts and Terms of Commitments............................ 19
      2.02     Loan Accounts............................................... 19
      2.03     Procedure for Borrowing..................................... 20
      2.04     Conversion and Continuation Elections....................... 21
      2.05     Swingline Loans............................................. 22
      2.06     Reduction or Termination of the Commitments................. 25
      2.07     Prepayments................................................. 26
      2.08     Repayment................................................... 27
      2.09     Interest.................................................... 27
      2.10     Fees........................................................ 28
               (a)  Arrangement, Agency Fees............................... 28
               (b)  Commitment Fees........................................ 28
      2.11     Computation of Fees and Interest............................ 28
      2.12     Payments by the Company..................................... 29
      2.13     Payments by the Banks to the Agent.......................... 29
      2.14     Sharing of Payments, Etc.................................... 30

ARTICLE III

                    TAXES, YIELD PROTECTION AND ILLEGALITY................. 30
      3.01     Taxes....................................................... 31
      3.02     Illegality.................................................. 32
      3.03     Increased Costs and Reduction of Return..................... 32
      3.04     Funding Losses.............................................. 33
      3.05     Inability to Determine Rates................................ 34
      3.06     Reserves on Offshore Rate Loans............................. 34
      3.07     Certificates of Banks....................................... 34
      3.08     Delay....................................................... 34
      3.09     Substitution of Banks....................................... 34
      3.10     Survival.................................................... 35


                                       i.

ARTICLE IV

                             CONDITIONS PRECEDENT.......................... 35
      4.01     Conditions of Effectiveness................................. 35
               (a)  Credit Agreement and Notes............................. 35
               (b)  Resolutions; Incumbency................................ 35
               (c)  Organization Documents; Good Standing.................. 35
               (d)  Legal Opinions......................................... 36
               (e)  Payment of Fees........................................ 36
               (f)  Certificate............................................ 36
               (g)  Compliance Certificate................................. 36
               (h)  Tender Offer........................................... 36
               (i)  Other Documents........................................ 36
      4.02     Conditions to Initial Borrowings............................ 36
               (a)  Payment of Fees........................................ 37
               (b)  Certificate............................................ 37
      4.03     Conditions to All Borrowings................................ 37
               (a)  Notice of Borrowing or Conversion/Continuation......... 38
               (b)  Continuation of Representations and Warranties......... 38
               (c)  No Existing Default.................................... 38

ARTICLE V

                        REPRESENTATIONS AND WARRANTIES..................... 38
      5.01     Corporate Existence and Power............................... 38
      5.02     Corporate Authorization; No Contravention................... 39
      5.03     Governmental Authorization.................................. 39
      5.04     Binding Effect.............................................. 39
      5.05     Litigation.................................................. 39
      5.06     No Default.................................................. 39
      5.07     ERISA Compliance............................................ 40
      5.08     Use of Proceeds; Margin Regulations......................... 40
      5.09     Title to Properties......................................... 40
      5.10     Taxes....................................................... 41
      5.11     Financial Condition......................................... 41
      5.12     Environmental Matters....................................... 41
      5.13     Regulated Entities.......................................... 41
      5.14     No Burdensome Restrictions.................................. 42
      5.15     Copyrights, Patents, Trademarks and Licenses, etc........... 42
      5.16     Subsidiaries................................................ 42
      5.17     Insurance................................................... 42
      5.18     Swap Obligations............................................ 42
      5.19     Year 2000................................................... 42
      5.20     Full Disclosure............................................. 43


                                       ii.

ARTICLE VI

                             AFFIRMATIVE COVENANTS......................... 43
      6.01     Financial Statements........................................ 43
      6.02     Certificates; Other Information............................. 44
      6.03     Notices..................................................... 44
      6.04     Preservation of Corporate Existence, Etc.................... 45
      6.05     Maintenance of Property..................................... 45
      6.06     Insurance................................................... 46
      6.07     Payment of Obligations...................................... 46
      6.08     Compliance with Laws........................................ 46
      6.09     Compliance with ERISA....................................... 46
      6.10     Inspection of Property and Books and Records................ 46
      6.11     Environmental Laws.......................................... 47
      6.12     Use of Proceeds............................................. 47

ARTICLE VII

                              NEGATIVE COVENANTS........................... 47
      7.01     Limitation on Liens......................................... 47
      7.02     Disposition of Assets....................................... 49
      7.03     Consolidations and Mergers.................................. 50
      7.04     Loans and Investments....................................... 51
      7.05     Limitation on Indebtedness.................................. 52
      7.06     Transactions with Affiliates................................ 53
      7.07     Use of Proceeds............................................. 53
      7.08     Contingent Obligations...................................... 54
      7.09     Lease Obligations........................................... 54
      7.10     Restricted Payments......................................... 55
      7.11     ERISA....................................................... 55
      7.12     Change in Business.......................................... 56
      7.13     Accounting Changes.......................................... 56
      7.14     Financial Covenants......................................... 56
               (a)  Adjusted Quick Ratio................................... 56
               (b)  Minimum Tangible Net Worth............................. 56
               (c)  Leverage Ratio......................................... 57

ARTICLE VIII

                               EVENTS OF DEFAULT........................... 57
      8.01     Event of Default............................................ 57
               (a)  Non-Payment............................................ 57
               (b)  Representation or Warranty............................. 58
               (c)  Specific Defaults...................................... 58
               (d)  Other Defaults......................................... 58


                                      iii.

               (e)  Cross-Acceleration..................................... 58
               (f)  Insolvency; Voluntary Proceedings...................... 58
               (g)  Involuntary Proceedings................................ 59
               (h)  ERISA.................................................. 59
               (i)  Monetary Judgments..................................... 59
               (j)  Non-Monetary Judgments................................. 59
               (k)  Change of Control...................................... 59
      8.02     Remedies.................................................... 60
      8.03     Rights Not Exclusive........................................ 60

ARTICLE IX

                                   THE AGENT............................... 60
      9.01     Appointment and Authorization; Agent........................ 60
      9.02     Delegation of Duties........................................ 61
      9.03     Liability of Agent.......................................... 61
      9.04     Reliance by Agent........................................... 61
      9.05     Notice of Default........................................... 62
      9.06     Credit Decision............................................. 62
      9.07     Indemnification of Agent.................................... 62
      9.08     Agent in Individual Capacity................................ 63
      9.09     Successor Agent............................................. 63
      9.10     Withholding Tax............................................. 63

ARTICLE X

                                 MISCELLANEOUS............................. 65
      10.01    Amendments and Waivers...................................... 65
      10.02    Notices..................................................... 66
      10.03    No Waiver; Cumulative Remedies.............................. 66
      10.04    Costs and Expenses.......................................... 67
      10.05    Company Indemnification..................................... 67
      10.06    Payments Set Aside.......................................... 67
      10.07    Successors and Assigns...................................... 68
      10.08    Assignments, Participations, etc............................ 68
      10.09    Confidentiality............................................. 70
      10.10    Set-off..................................................... 70
      10.11    Automatic Debits of Fees.................................... 71
      10.12    Notification of Addresses, Lending Offices, Etc............. 71
      10.13    Counterparts................................................ 71
      10.14    Severability................................................ 71
      10.15    No Third Parties Benefited.................................. 71
      10.16    Governing Law and Jurisdiction.............................. 71
      10.17    Waiver of Jury Trial........................................ 72
      10.18    Entire Agreement............................................ 72


                                       iv.

SCHEDULES

Schedule 2.01       Commitments and Pro Rata Shares
Schedule 5.05       Litigation
Schedule 5.07       ERISA
Schedule 5.12       Environmental Matters
Schedule 5.15       Intellectual Property Matters
Schedule 5.16       Subsidiaries and Minority Interests
Schedule 5.17       Insurance Matters
Schedule 7.01       Permitted Liens
Schedule 7.02       Permitted Asset Dispositions
Schedule 7.05       Permitted Indebtedness
Schedule 7.08       Contingent Obligations
Schedule 10.02      Offshore and Domestic Lending Offices, Addresses for Notices


                                       v.

EXHIBITS

Exhibit A           Form of Notice of Borrowing
Exhibit B           Form of Notice of Conversion/Continuation
Exhibit C           Form of Compliance Certificate
Exhibit D           Form of Opinion of Borrower's Counsel
Exhibit E           Form of Assignment and Acceptance Agreement
Exhibit F           Form of Promissory Note
Exhibit G           Form of Subordination Agreement


                                       vi.

                                CREDIT AGREEMENT

      This CREDIT AGREEMENT is entered into as of _____________, 1998, among Mentor Graphics Corporation, an Oregon corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), and Bank of America National Trust and Savings Association, as swingline bank and as agent for the Banks.

      WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.01 Certain Defined Terms. The following terms have the following meanings:

            "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in
      (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Company or the Subsidiary is the surviving entity.

            "Adjusted EBITDA" means, with respect to the Company and its Subsidiaries on a consolidated basis for any rolling four-quarter period, net income for such period plus, to the extent deducted in computing such net income, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) the Special Charges, (e) merger and acquisition-related charges recorded on and after the Closing Date of up to $215,000,000 in the aggregate in respect of the Acquisition by the Company of Target, and (f) non-cash merger and acquisition-related charges (for goodwill, intangibles or in-process research and development) for other permitted Acquisitions, all as determined in accordance with GAAP. "Adjusted EBITDA" may be further modified pursuant to the terms of Section 1.04.

            "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the


                                       1.

      management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

            "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 9.09.

            "Agent-Related Persons" means BofA and any successor agent arising under Section 9.09, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

            "Agent's Payment Office" means the address for payments set forth on
      Schedule 10.02 or such other address as the Agent may from time to time specify.

            "Agreement" means this Credit Agreement.

            "Applicable Margin" means, for any day, with respect to any Base Rate Loan or Offshore Rate Loan, the applicable margin (on a per annum basis) set forth on the pricing grid attached as Annex I in accordance with the parameters for calculation and adjustment of such applicable margin also set forth on Annex I.

            "Arranger" means BancAmerica Robertson Stephens.

            "Assignee" has the meaning specified in subsection 10.08(a).

            "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

            "Bank" has the meaning specified in the introductory clause hereto. References to the "Banks" shall include the Swingline Bank in its capacity as such unless the context otherwise clearly requires. For purposes of clarification only, to the extent that the Swingline Bank may have any rights or obligations in addition to those of the Banks due to its status as Swingline Bank, its status as such will be specifically referenced.

            "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. ss. 101, et seq.).

            "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)


                                       2.

            Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

            "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

            "BofA" means Bank of America National Trust and Savings Association, a national banking association.

            "Borrowing" means a borrowing hereunder consisting of (i) Loans of the same Type made to the Company on the same day by the Banks or (ii) a Swingline Loan made to the Company by the Swingline Bank, in each case under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

            "Borrowing Date" means any date on which a Borrowing occurs under
      Section 2.03 or Section 2.05.

            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, San Francisco, California, or Portland, Oregon, are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

            "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

            "Cash Equivalents" means:

                  (a) securities issued or fully guaranteed or insured by the
            United States Government or any agency thereof having maturities of not more than 12 months from the date of acquisition;

                  (b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than 12 months, issued by (i) any U.S. commercial bank or any commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (but including, in any event, Singapore), or a political subdivision of any such country, in each case having combined capital and surplus of not less than $100,000,000 and whose short-term securities are rated at least A-1 by Standard & Poor's Corporation ("S&P") or at least P-1 by Moody's Investor Service, Inc. ("Moody's"), or (ii) any Bank;


                                       3.

                  (c) taxable and tax-exempt commercial paper of an issuer rated at least A-l by S&P or at least P-l by Moody's and in either case having a tenor of not more than 270 days;

                  (d) medium term notes of an issuer rated at least AA by S&P or at least Aa2 by Moody's and having a remaining term of not more than 12 months after the date of acquisition by the Company or its Subsidiaries;

                  (e) municipal notes and bonds which are rated at least SP-2 or
            AA by S&P or at least MIG-2 or Aa by Moody's with tenors of not more than 12 months;

                  (f) investments in taxable or tax-exempt money market funds with assets greater than $500,000,000 and whose assets have average maturities less than or equal to 180 days and are rated at least A-l by S&P or at least P-l by Moody's;

                  (g) money market preferred instruments of an issuer rated at least A-1 by S&P or at least P-1 by Moody's with tenors of not more than 12 months;

                  (h) for a period of 360 days following the Funding Date,
            marketable securities of the Target not covered by clauses (a) through (g) above; or

                  (i) other similar investments, subject to the Majority Banks'
            prior written approval.

            "Change of Control" means (a) any "person" (as such term is used in subsections 13(d) and 14(d) of the Exchange Act) or group of persons on or after the Closing Date is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then-outstanding voting securities, or (b) the existing directors for any reason cease to constitute a majority of the Company's board of directors. "Existing directors" means (x) individuals constituting the Company's board of directors on the Closing Date, and (y) any subsequent director whose election by the board of directors or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then in office, which directors either were directors on the Closing Date or whose election or nomination for election was previously so approved.

            "Clean-Up Day" has the meaning specified in subsection 2.05(d).

            "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Banks (or, in the case of subsection 4.01(e), waived by the Person entitled to receive such payment).


                                       4.

            "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

            "Commitment", as to each Bank, has the meaning specified in Section 2.01.

            "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

            "Consolidated Current Liabilities" means, at any time of determination, all amounts which would, in accordance with GAAP, be included under current liabilities on a consolidated balance sheet of the Company and its Subsidiaries, but in any event including all outstanding Loans.

            "Consolidated Tangible Net Worth" means, at any time of determination, in respect of the Company and its Subsidiaries, determined on a consolidated basis, total assets (exclusive of goodwill, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and premium, deferred charges (other than deferred tax assets) and other like intangibles) minus total liabilities (including accrued and deferred income taxes), at such time, all as determined in accordance with GAAP.

            "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments;
      (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation at the time of such determination in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof at the time of such determination, and in the case of other Contingent Obligations


                                       5.

      other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value at the time of such determination.

            "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

            "Conversion/Continuation Date" means any date on which, under
      Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

            "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

            "Dollars", "dollars" and "$" each mean lawful money of the United States.

            "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of an Initial Bank or Eligible Assignee, (ii) a Subsidiary of a Person of which an Initial Bank or Eligible Assignee is a Subsidiary, or (iii) a Person of which an Initial Bank or Eligible Assignee is a Subsidiary.

            "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, including for release or injury to the environment.

            "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

            "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.


                                       6.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
      Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

            "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under
      Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA in excess of $1,000,000, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

            "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

            "Event of Default" means any of the events or circumstances specified in Section 8.01.

            "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

            "Existing Facility" means the Credit Agreement dated as of February 6, 1998, by and among the Company, the financial institutions party thereto, and BofA, as agent for such financial institutions.

            "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

            "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City


                                       7.

      time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

            "Fee Letter" has the meaning specified in subsection 2.10(a).

            "Fixed Charge Coverage Ratio" means, with respect to the Company and its Subsidiaries on a consolidated basis as of the last day of any fiscal quarter, the ratio of (a) (i) Adjusted EBITDA, minus (ii) capital expenditures, in each case for the period of four fiscal quarters ended on such date, to (b) (i) interest expense for the period of four fiscal quarters ended on such date, plus (ii) the current portion of long term debt (but excluding the outstanding principal amount of the Loans to be paid on the Revolving Termination Date), all as determined in accordance with GAAP. The determination of the Fixed Charge Coverage Ratio shall be subject to adjustment as provided in Section 1.04.

            "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

            "Funded Debt" of any Person means, as of any date of determination,
      (a) all Indebtedness of such Person (including with respect to any Loans hereunder) for borrowed money (excluding earn-outs related to Acquisitions and Indebtedness secured by a Lien permitted under Section 7.01(j)); (b) all obligations of such Person with respect to capital and off-balance sheet leases (in all cases to exclude operating leases); and (c) the current portion of all obligations of such Person arising with respect to preferred stock that is mandatorily redeemable by such Person.

            "Funding Date" means the date of the initial funding of any Loans hereunder.

            "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

            "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other


                                       8.

      entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

            "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses
      (a) through (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

            "Indemnified Liabilities" has the meaning specified in Section
      10.05.

            "Indemnified Person" has the meaning specified in Section 10.05.

            "Independent Auditor" has the meaning specified in subsection
      6.01(a).

            "Initial Bank" means a Bank party to this Agreement on the Closing Date.

            "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

            "Interest Payment Date" means, (i) as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan, (ii) as to any Base Rate Loan other than a


                                       9.

      Swingline Loan, the last Business Day of each calendar quarter, and (iii) as to any Base Rate Loan that is a Swingline Loan, the Business Day on which principal of such Swingline Loan is repaid or as otherwise provided in Section 2.05; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

            "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

      provided that:

                  (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii) no Interest Period for any Loan shall extend beyond
            ___________, 2001.

            "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

            "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 10.02, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

            "Leverage Ratio" means, as of the last day of any fiscal quarter, the ratio of (a) Total Funded Debt on such date to (b) Adjusted EBITDA. The determination of the Leverage Ratio shall be subject to adjustment as provided in Section 1.04.

            "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any


                                       10.

      property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

            "Loan" means an extension of credit by a Bank to the Company under
      Article II, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

            "Loan Availability Date" means the date occurring simultaneously with or after the Closing Date upon which all conditions precedent to the initial Loans hereunder specified in Section 4.2 and 4.3 are satisfied or waived by all Banks.

            "Loan Documents" means this Agreement, any Notes, any Subordination Agreement, the Fee Letter and all other documents delivered to the Agent or any Bank in connection herewith.

            "Majority Banks" means at any time Banks then holding at least 51% of the then aggregate Credit Exposure of all the Banks, or, if no Credit Exposure then exists, Banks then having at least 51% of the Commitments. As used in this definition, the "Credit Exposure" of any Bank means (i) with respect to any outstanding Loans other than Swingline Loans, the aggregate outstanding principal amount of such Loans made by such Bank, and (ii) with respect to any outstanding Swingline Loans, such Bank's Pro Rata Share thereof.

            "Margin Stock" means "margin stock" as such term is defined in Regulation G, T or X of the FRB.

            "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform under any Loan Document and to avoid any Event of Default; or (c) a material impairment of the rights of or benefits available to the Banks or the Agent under any Loan Document. Notwithstanding the foregoing, any litigation or arbitration proceeding involving the Company and the Target shall not effect whether a "Material Adverse Effect" has occurred.

            "Material Subsidiary" means any Subsidiary which, for any period, has revenues or assets equal to or greater than five percent (5%) of the consolidated revenues or assets of the Company and its Subsidiaries, taken as a whole.

            "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is


                                       11.

      making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

            "Net Issuance Proceeds" means, as to any issuance of debt or equity by any Person (the "Issuing Person"), cash proceeds and non-cash proceeds received or receivable by such Issuing Person in connection therewith, net of commissions, underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Issuing Person.

            "Note" means a promissory note executed by the Company in favor of a Bank pursuant to subsection 2.02(b), in substantially the form of Exhibit F.

            "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

            "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

            "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

            "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

            Offshore Rate =                   LIBOR
                              ------------------------------------
                              1.00 - Eurodollar Reserve Percentage

      Where,

                  "Eurodollar Reserve Percentage" means for any day for any
            Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                  "LIBOR" means the rate of interest per annum determined by the
            Agent to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum notified to the Agent by the Reference Bank as the rate of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by the


                                       12.

            Reference Bank and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

            The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

            "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

            "Organization Documents" means (i) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and (ii) for any Person not a corporation, the partnership agreement, operating agreement and/or such other documents which govern such Person.

            "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

            "Participant" has the meaning specified in subsection 10.08(d).

            "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

            "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

            "Permitted Liens" has the meaning specified in Section 7.01.

            "Permitted Investments" means:

                  (a) securities issued or fully guaranteed or insured by the
            United States Government or any agency thereof having maturities of not more than three years from the date of acquisition;


                                       13.

                  (b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than three years, issued by any U.S. commercial bank or any commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (but including, in any event, Singapore), or a political subdivision of any such country, in each case having combined capital and surplus of not less than $100,000,000 and whose short-term securities are rated at least A-2 by Standard & Poor's Corporation ("S&P") or at least P-2 by Moody's Investor Service, Inc. ("Moody's");

                  (c) taxable and tax-exempt commercial paper of an issuer rated at least A-2 by S&P or at least P-2 by Moody's and in either case having a tenor of not more than 270 days;

                  (d) medium term notes of an issuer rated at least AA by S&P or at least Aa2 by Moody's and having a remaining term of not more than three years after the date of acquisition by the Company or its Subsidiaries;

                  (e) municipal notes and bonds which are rated at least SP-2 or
            AA by S&P or at least MIG-2 or Aa by Moody's with tenors of not more than three years;

                  (f) investments in taxable or tax-exempt money market funds with assets greater than $500,000,000 and whose assets have average maturities less than or equal to 180 days and are rated at least A-2 by S&P or at least P-2 by Moody's;

                  (g) money market preferred instruments of an issuer rated at least A-2 by S&P or at least P-2 by Moody's with tenors of not more than three years; or

                  (h) other similar investments, subject to the Majority Banks'
            prior written approval.

            "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that, except with respect to the Target's Swap Obligations for 360 days after the Funding Date, each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar


                                       14.

      event upon the occurrence of an Event of Default hereunder (other than an Event of Default under subsection 8.01(a)).

            "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

            "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

            "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

            "Reference Bank" means BofA.

            "Replacement Bank" has the meaning specified in Section 3.09.

            "Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

            "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

            "Responsible Officer" means the chief financial officer, the chief operating officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, any of the above officers or the chief accounting officer of the Company, or any other officer having substantially the same authority and responsibility.

            "Revolving Loan" has the meaning specified in Section 2.01.

            "Revolving Termination Date" means the earlier to occur of:

                  (a) ___________, 2001; and

                  (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

            "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.


                                       15.

            "Special Charges" means (i) special charges of $10,298,000 which were recorded by the Company in the fourth fiscal quarter of 1997, (ii) special charges of $5,775,000 which were recorded by the Company in the first fiscal quarter of 1998, (iii) special charges of $4,532,000 which were recorded by the Company in the second fiscal quarter of 1998, and
      (iv) special charges not to exceed $8,000,000 which may be recorded by the Company in the third or fourth fiscal quarter of 1998 relating principally to the relocation of the Company's European billing center from the Netherlands to the Republic of Ireland.

            "Subordination Agreement" has the meaning specified in subsection 7.05(f).

            "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

            "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

            "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

            "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

            "Swingline Bank" means BofA, in its capacity as maker of Swingline Loans hereunder. Specific reference to the Swingline Bank shall exclude the Swingline Bank in its capacity as a Bank hereunder.


                                       16.

            "Swingline Commitment" has the meaning specified in subsection 2.05(a).

            "Swingline Loan" has the meaning specified in subsection 2.05(a).

            "Target" means [________________________], a [_______________]
      corporation.

            "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

            "Tender Offer" means the Company's cash tender offer for and consent solicitation with respect to the shares of common stock of Target, as set forth in writing in the Company's [Offer to Purchase and Consent Solicitation] dated August ___, 1998.

            "Total Funded Debt" means all Funded Debt of the Company and its Subsidiaries (excluding subordinated debt issued pursuant to Section 7.05(g)(ii)) on a consolidated basis eliminating intercompany items, as determined in accordance with GAAP.

            "Type" has the meaning specified in the definition of "Loan."

            "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

            "United States" and "U.S." each means the United States of America.

            "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law or other de minimis shares owned by third parties as required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

            "Wilsonville Facility" means the Company's principal facility and headquarters located in Wilsonville, Oregon, and does not include any vacant land owned by the Company in Wilsonville, Oregon.

      1.02 Other Interpretive Provisions.


                                       17.

            (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

            (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                  (ii) The term "including" is not limiting and means "including without limitation."

                  (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

            (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

            (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

            (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

            (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

      1.03 Accounting Principles.


                                       18.

            (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

            (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

            (c) If the Company or the Majority Banks notify the Agent that the Company or the Majority Banks, as the case may be, desire to amend any covenant in Article VII or any definition relating thereto to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of any such covenant, then the Company's compliance with such covenant shall be determined in accordance with GAAP as in effect immediately prior to such change in GAAP until either such notice is withdrawn or such covenant or related definition is amended in a manner reasonably satisfactory to the Company and the Majority Banks.

      1.04 Certain Matters Regarding the Financial Results of Target. For purposes of measuring the Leverage Ratio, Fixed Charge Coverage Ratio, and Adjusted EBITDA to Interest Ratio hereunder, Adjusted EBITDA shall be further adjusted upon the Acquisition of Target to include the historical financial results of Target for each rolling 4-quarter period for which Adjusted EBITDA is calculated hereunder (to the extent that Target's Adjusted EBITDA is a positive number), until such time as the first day of any such rolling 4-quarter period falls on or after the date on which the Acquisition of Target is consummated.

                                   ARTICLE II

                                   THE CREDITS

      2.01 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans (each such loan, a "Revolving Loan") to the Company from time to time on any Business Day during the period from the Loan Availability Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule 2.01 (such amount as the same may be reduced under Section 2.06 or as a result of one or more assignments under Section 10.08, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing,
(i) the aggregate principal amount of all outstanding Loans (including all outstanding Swingline Loans) shall not at any time exceed the combined Commitments, and (ii) the outstanding Revolving Loans of any Bank plus the participation of such Bank in all outstanding Swingline Loans shall not at any time exceed such Bank's Commitment. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.07 and reborrow under this section 2.01.

      2.02 Loan Accounts.


                                       19.

            (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

            (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

      2.03 Procedure for Borrowing.

            (a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans, and (ii) on the requested Borrowing Date, in the case of Base Rate Loans), specifying:

                        (A) the amount of the Borrowing, which shall be in an
            aggregate minimum amount of (1) $10,000,000, in the case of Offshore Rate Loans, or any multiple of $1,000,000 in excess thereof, (2) $1,000,000, in the case of Base Rate Loans other than Swingline Loans, or any multiple of $1,000,000 in excess thereof, and (3) $500,000, in the case of Swingline Loans, or any multiple of $500,000 in excess thereof;

                        (B) the requested Borrowing Date, which shall be a
            Business Day;

                        (C) the Type of Loans comprising the Borrowing; and

                        (D) in the case of Offshore Rate Loans, the duration of
            the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months;

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 9:00 a.m. (San Francisco time)


                                       20.

one Business Day before the Closing Date and such Borrowing will consist of Base Rate Loans only.

            (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and, other than in the case of a Borrowing of Swingline Loans, of the amount of such Bank's Pro Rata Share of that Borrowing.

            (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing, other than in the case of a Borrowing of Swingline Loans, available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans or payments made by the Agent pursuant to Section 2.13 will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

            (d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than six (6) different Interest Periods in effect.

      2.04 Conversion and Continuation Elections.

            (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

                  (i) elect, as of any Business Day, in the case of Base Rate Loans (other than Swingline Loans), or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $10,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of any other Type; or

                  (ii) elect, as of the last day of the applicable Interest Period, to continue any Offshore Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $10,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $10,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

            (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 9:00 a.m. (San Francisco time) (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued


                                       21.

as Offshore Rate Loans, and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                        (A) the proposed Conversion/Continuation Date;

                        (B) the aggregate amount of Loans to be converted or
            continued;

                        (C) the Type of Loans resulting from the proposed
            conversion or continuation; and

                        (D) other than in the case of conversions into Base Rate
            Loans, the duration of the requested Interest Period.

            (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, (i) the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or (ii) any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

            (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

            (e) Unless the Majority Banks otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

            (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than six (6) different Interest Periods in effect.

      2.05 Swingline Loans.

            (a) Subject to the terms and conditions hereof, the Swingline Bank agrees to make a portion of the aggregate Commitments available to the Company by making swingline loans (individually, a "Swingline Loan," and, collectively, the "Swingline Loans") to the Company on any Business Day during the period from the Loan Availability Date to the Revolving Termination Date in accordance with the procedures set forth in this Section 2.05 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000, notwithstanding the fact that such Swingline Loans, when aggregated with any other Loans made by or participated in by the Swingline Bank, may exceed the Swingline Bank's Commitment (the amount of such commitment of the Swingline Bank to make Swingline Loans to the Company


                                       22.

pursuant to this subsection 2.05(a), as the same shall be reduced pursuant to
Section 2.06 or as a result of any assignment pursuant to Section 10.08, the Swingline Bank's "Swingline Commitment"); provided that at no time shall (i) the aggregate principal amount of all outstanding Loans (including all outstanding Swingline Loans) exceed the aggregate Commitments, and (ii) the aggregate principal amount of all outstanding Swingline Loans exceed the Swingline Commitment. Additionally, all Swingline Loans shall at all times be Base Rate Loans or accrue interest at such other rate as may be agreed to by the Swingline Bank and the Company. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.05(a), prepay pursuant to subsection 2.07(a) and reborrow pursuant to this subsection 2.05(a).

            (b) The Company shall provide the Agent irrevocable written notice (including notice via facsimile confirmed immediately by a telephone call) in the form of a Notice of Borrowing of any Swingline Loan requested hereunder (which notice must be received by the Agent prior to 11:00 a.m. (San Francisco time) on the requested Borrowing Date) specifying (i) the amount to be borrowed, which shall be in a minimum amount in accordance with subsection 2.03(a) (unless otherwise agreed by the Swingline Bank), and (ii) the requested Borrowing Date, which shall be a Business Day. Unless the Swingline Bank has received notice prior to 12:00 noon (San Francisco time) on such Borrowing Date from the Agent (including at the request of any Bank) (A) directing the Swingline Bank not to make the requested Swingline Loan as a result of the limitations set forth in the proviso set forth in the first sentence of subsection 2.05(a); or (B) that one or more conditions specified in Article IV are not then satisfied; then, subject to the terms and conditions hereof, the Swingline Bank will, not later than 2:00 p.m. (San Francisco time) on the Borrowing Date specified in such Notice of Borrowing, make the amount of its Swingline Loan available to the Company by crediting the account of the Company on the books of BofA, or if requested by the Company, by wire transfer in accordance with written instructions provided to the Agent by the Company, less customary fees for such wire transfer. The Agent will notify the Banks on a quarterly basis if any Swingline Loan Borrowings occurred during such quarter.

            (c) The Company shall repay to the Swingline Bank in full on the Revolving Termination Date the aggregate principal amount of the Swingline Loans outstanding on the Revolving Termination Date.

            (d) For one Business Day during each successive seven Business Day period the aggregate principal amount of Swingline Loans shall be $0 (a "Clean-Up Day"). The Company shall prepay the outstanding principal amount of the Swingline Loans in whole to the extent required so that a Clean-Up Day may occur in each such seven Business Day period as provided in this subsection 2.05(d) (which Swingline Loans may not be reborrowed until such Clean-Up Day has ended).

            (e) If:


                                       23.

                  (i) any Swingline Loans shall remain outstanding at 5:00 p.m. (San Francisco time) on the Business Day immediately prior to a Clean-Up Day and by such time on such Business Day the Agent shall have received neither:

                        (A) a Notice of Borrowing delivered pursuant to Section
            2.03 requesting that Revolving Loans be made pursuant to subsection 2.01(a) on the Clean-Up Day in an amount at least equal to the aggregate principal amount of such Swingline Loans; nor

                        (B) any other notice indicating the Company's intent to
            repay such Swingline Loans with funds obtained from other sources;
            or

                  (ii) any Swingline Loans shall remain outstanding during the existence of a Default or Event of Default and the Swingline Bank shall in its sole discretion notify the Agent that the Swingline Bank desires that such Swingline Loans be converted into Revolving Loans;

then the Agent shall be deemed to have received a Notice of Borrowing from the Company pursuant to Section 2.03 requesting that Base Rate Loans be made pursuant to subsection 2.01(a) on such Clean-Up Day (in the case of the circumstances described in clause (i) above) or on the first Business Day subsequent to the date of such notice from the Swingline Bank (in the case of the circumstances described in clause (ii) above) in an amount equal to the aggregate amount of such Swingline Loans, and the procedures set forth in subsections 2.03(b) and 2.03(c) shall be followed in making such Base Rate Loans; provided that such Base Rate Loans shall be made notwithstanding the Company's failure to comply with Section 4.03; and provided, further, that if a Borrowing of Revolving Loans becomes legally impracticable and if so required by the Swingline Bank at the time such Revolving Loans are required to be made by the Banks in accordance with this subsection 2.05(e), each Bank agrees that in lieu of making Revolving Loans as described in this subsection 2.05(e), such Bank shall purchase a participation from the Swingline Bank in the applicable Swingline Loans in an amount equal to such Bank's Pro Rata Share of such Swingline Loans, and the procedures set forth in subsections 2.03(b) and 2.03(c) shall be followed in connection with the purchases of such participations. Upon such purchases of participations the prepayment requirements of subsection 2.05(d) shall be deemed waived with respect to such Swingline Loans. The proceeds of such Base Rate Loans shall be applied to repay such Swingline Loans. If any Swingline Loan shall remain outstanding in lieu of a Borrowing of Revolving Loans as provided above, interest on such Swingline Loan shall be due and payable on demand. A copy of each notice given by the Agent to the Banks pursuant to this subsection 2.05(e) with respect to the making of Revolving Loans, or the purchases of participations, shall be promptly delivered by the Agent to the Company. Each Bank's obligation in accordance with this Agreement to make the Revolving Loans, or purchase the participations, as contemplated by this subsection 2.05(e), shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swingline Bank or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default, an Event of Default or a


                                       24.

Material Adverse Effect; or (3) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

      2.06 Reduction or Termination of the Commitments.

            (a) Voluntary Termination or Reduction of Commitments. The Company may, upon not less than three Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $10,000,000 (or, with respect to any such notice delivered within five Business Days after the Funding Date, the aggregate minimum amount of $5,000,000) or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. If and to the extent specified by the Company in the notice to the Agent, some or all of the reduction in the Commitments shall be applied to reduce the Swingline Commitment. All accrued commitment fees to, but not including, the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

            (b) Scheduled Mandatory Reductions. On each date set forth below, the Commitment of each Bank shall automatically and permanently reduce by an amount equal to such Bank's Pro Rata Share of the aggregate Commitment reduction shown for such date below:

                                                                  Aggregate
                        Date                                Commitment Reduction
                        ----                                --------------------

            First day of the fiscal quarter
            following the fiscal quarter
            in which the first anniversary
            of the Funding Date occurs                           $25,000,000

            First day of the fiscal quarter
            following the fiscal quarter
            in which the second anniversary
            of the Funding Date occurs                           $25,000,000

Any voluntary reductions of the Commitments pursuant to Section 2.06(a) shall be applied to reduce the scheduled mandatory reductions set forth in this Section 2.06(b).

            (c) Other Mandatory Reductions. Upon:

                  (i) the issuance and sale of any equity securities of the Company or any Subsidiary (other than (A) equity securities issued and given as consideration to the equityholders of any Person in order to consummate an Acquisition of such Person permitted


                                       25.

hereunder, (B) equity securities issued to employees of the Company or any such Subsidiary in the ordinary course of business pursuant to an employee stock purchase program or employee stock option program, (C) any other equity securities issuance in which the net cash proceeds do not exceed $2,000,000 in any fiscal quarter, and (D) any stock dividends issued by the Company or any Subsidiary);

                  (ii) the incurrence of any Funded Debt by the Company or any Subsidiary (other than (A) the Loans, and (B) obligations in respect of capital leases up to $10,000,000 in the aggregate); or

                  (iii) the sale or sale-leaseback of the Wilsonville Facility;

then, effective as of the day on which the Company or any such Subsidiary (1) receives the proceeds of any such equity issuance, (2) receives the proceeds of the sale or sale-leaseback of the Wilsonville Facility or (3) incurs any such Indebtedness, as the case may be, the Commitments shall automatically and permanently reduce by an amount equal to (x) the cash Net Issuance Proceeds of any such equity issuance, (y) the net cash proceeds of the sale or sale-leaseback of the Wilsonville Facility or (z) the net cash proceeds of the Funded Debt so incurred, as the case may be. With respect to each Bank, the Commitment of each Bank shall automatically reduce by an amount equal to such Bank's Pro Rata Share of the aggregate Commitment reduction.

            (d) Maximum Mandatory Commitment Reductions. Notwithstanding anything to the contrary in the preceding subsections (b) and (c), in no event shall the aggregate Commitments be mandatorily reduced to less than $100,000,000 by operation of the preceding subsections (b) and (c).

            (e) At no time shall the Swingline Commitment exceed the combined Commitments, and any reduction of the Commitments which reduces the combined Commitments to below the then-current amount of the Swingline Commitment shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the combined Commitments, as so reduced, without any action on the part of the Swingline Bank. At no time shall the Swingline Commitment exceed the Commitment of the Swingline Bank (in its capacity as a Bank), and any reduction of the Commitments which reduces the Commitment of the Swingline Bank (in its capacity as a Bank) below the then-current amount of the Swingline Commitment shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the Commitment of the Swingline Bank (in its capacity as a Bank), as so reduced, without any action on the part of the Swingline Bank.

      2.07 Prepayments.

            (a) Optional Prepayments. Subject to Section 3.04, the Company may, at any time or from time to time, (a) in the case of Offshore Rate Loans, upon not less than three Business Days' irrevocable notice to the Agent, ratably prepay Loans in whole or in part, in minimum amounts of $10,000,000 or any multiple of $1,000,000 in excess thereof, (b) in the


                                       26.

case of Base Rate Loans other than Swingline Loans, upon irrevocable notice to the Agent given no later than 9:00 a.m. (San Francisco time) on the date of prepayment, ratably prepay Loans in whole or in part, in minimum amounts of $1,000,000 or any multiple of $1,000,000 in excess thereof or (c) in the case of Swingline Loans, upon irrevocable notice to the Agent given no later than 11:00 a.m. (San Francisco time) on the date of prepayment, prepay Swingline Loans in whole or in part, in minimum amounts of $500,000 or any multiple of $500,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to
Section 3.04.

            (b) Mandatory Prepayments. On each date on which the Commitments shall be mandatorily reduced in accordance with subsections 2.05(b) and 2.05(c) (or if such date is not a Business Day, on the next succeeding Business Day), the Company shall ratably prepay the outstanding principal amount of the Loans in an amount equal to the excess (after giving effect to the required Commitment reductions) of the outstanding principal amount of the Loans over the aggregate Commitments, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

      2.08 Repayment. The Company shall repay to the Banks on the Revolving Termination Date the aggregate principal amount of Loans outstanding on such date.

      2.09 Interest.

            (a)(i) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin. (ii) Each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate, or at such other rate as may be agreed to by the Swingline Bank.

            (b) Interest on each Revolving Loan and Swingline Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Offshore Rate Loans under Section 2.07 for the portion of the Offshore Rate Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

            (c) Notwithstanding subsection (a) of this Section, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or


                                       27.

otherwise), the Company agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Base Rate plus 2%.

            (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

      2.10 Fees.

            (a) Arrangement, Agency Fees. The Company shall pay an upfront fee to the Arranger for the Arranger's own account, and shall pay an agency fee to the Agent for the Agent's own account, as required by the letter agreement ("Fee Letter") among the Company, the Arranger and Agent dated August 11, 1998.

            (b) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee on the actual daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the applicable "Commitment Fee" set forth on the pricing grid attached as Annex I in accordance with the parameters for calculation and adjustment of such Commitment Fee also set forth on Annex I. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on December 31, 1998, through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.06, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

      2.11 Computation of Fees and Interest.

            (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each


                                       28.

period during which interest or such fees are computed from the first day thereof to the last day thereof.

            (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

      2.12 Payments by the Company.

            (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 11:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

            (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

            (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

      2.13 Payments by the Banks to the Agent.

            (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a


                                       29.

corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing. Such payment by the Company to the Agent shall be without prejudice to the Company's rights, if any, against the Bank which failed to fund.

            (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

      2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY


                                       30.

      3.01 Taxes.

            (a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

            (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

                  (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                  (ii) the Company shall make such deductions and withholdings;

                  (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                  (iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

            (c) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of i) Taxes, ii) Other Taxes, and iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

            (d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

            (e) If the Company is required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.


                                       31.

      3.02 Illegality.

            (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

            (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

            (c) If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

            (d) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

      3.03 Increased Costs and Reduction of Return.

            (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.


                                       32.

            (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

      3.04 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

            (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

            (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

            (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.07;

            (d) the prepayment (including pursuant to Section 2.07) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

            (e) the automatic conversion under the proviso of subsection 2.04(a) of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section and under subsection 3.03(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.


                                       33.

      3.05 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.09(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

      3.06 Reserves on Offshore Rate Loans. The Company shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days' prior written notice (with a copy to the Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

      3.07 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

      3.08 Delay. Failure or delay on the part of any Bank to demand compensation under this Article III shall not constitute a waiver of such Bank's right to demand such compensation; provided that no Bank shall be entitled to compensation under this Article III for any increased costs or reductions incurred or suffered with respect to any date unless such Bank shall have notified the Company not more than 90 days after the later of (a) such date and
(b) the date on which such Bank shall have become aware of such costs or reductions.

      3.09 Substitution of Banks. Upon the receipt by the Company from any Bank (an "Affected Bank") of a claim for compensation under Section 3.03 or if the Company is required to pay any amount to any Affected Bank or the Agent for the account of an Affected Bank pursuant to subsection 3.01(b) or 3.01(c) and such Affected Bank has not changed the jurisdiction of its Lending Office so as to eliminate such additional payment by the Company within 30 days after a request by the Company to effect such change, the Company may: (i) request the Affected Bank to use its best efforts to obtain a replacement bank or financial


                                       34.

institution satisfactory to the Company (which shall, in any event, be an Eligible Assignee) to acquire and assume all or a ratable part of all of such Affected Bank's Loans and Commitment (a "Replacement Bank"); (ii) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) or of an existing Bank under clause (ii) shall be subject to the prior written consent of the Agent and the Swingline Bank (which consents shall not be unreasonably withheld or delayed), and shall be effected in accordance with all requirements for an assignment set forth in Section 10.08 hereof. Without limiting the generality of the foregoing, the Company agrees to pay to each Affected Bank any amounts arising under Section 3.04 by virtue of such Affected Bank's replacement on a date other than the last day of an Interest Period, with respect to any Offshore Rate Loans then outstanding.

      3.10 Survival. The agreements and obligations of the Company in this
Article III shall survive the payment of all other Obligations.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

      4.01 Conditions of Effectiveness. The effectiveness of this Agreement is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

            (a) Credit Agreement and Notes. This Agreement and the Notes, if any, executed by each party thereto;

            (b) Resolutions; Incumbency.

                  (i) Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

                  (ii) A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute and deliver this Agreement and all other Loan Documents to be delivered by it hereunder;

            (c) Organization Documents; Good Standing. Each of the following documents:


                                       35.

                  (i) the articles of incorporation and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

                  (ii) a status certificate for the Company from the Secretary of State of Oregon and certificates of foreign qualification and good standing of the Company in California and New Jersey, in each case, as of a recent date, together with a bring-down certificate by facsimile, dated the Closing Date;

            (d) Legal Opinions. An opinion of Dean Freed, Vice President and General Counsel of the Company substantially in the form of Exhibit D-1 and of Latham & Watkins substantially in the form of Exhibit D-2, each addressed to the Agent and the Banks;

            (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date; including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 10.04;

            (f) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                  (i) the representations and warranties contained in Article V are true and correct in all material respects on and as of such date, as though made on and as of such date;

                  (ii) no Default or Event of Default exists or would result from the initial Borrowing; and

                  (iii) there has occurred since August 11, 1998, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

            (g) Compliance Certificate. A completed Compliance Certificate for the fiscal quarter ended _______________ [most recently reported fiscal quarter];

            (h) Tender Offer. A copy of the Tender Offer, which shall be reasonably satisfactory to the Agent and the Arranger; and

            (i) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

      4.02 Conditions to Initial Borrowings. The obligation of each Bank and the Swingline Bank to make its initial Loan hereunder is subject to the following conditions precedent:


                                       36.

            (a) Payment of Fees. The Agent shall have received evidence reasonably satisfactory to it of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Loan Availability Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Loan Availability Date; including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 10.04;

            (b) Certificate. The Agent shall have received a certificate signed by a Responsible Officer, dated as of the Loan Availability Date, stating that:

                  (i) in all material respects the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

                  (ii) no Default or Event of Default exists or would result from the initial Borrowing; and

                  (iii) there has occurred since the Closing Date no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

            (c) Termination of Existing Facility. The Agent shall have received evidence reasonably satisfactory to it that all amounts owing under the Existing Facility have been paid in full (or will concurrently be paid in full upon the making of the initial Loans hereunder on the initial Borrowing Date) and all commitments to lend thereunder have been terminated.

            (d) Conditions Relating to the Tender Offer. The Agent shall have received evidence reasonably satisfactory to it that (i) more than 50% of the outstanding shares of common stock of Target have been tendered to the Company pursuant to the Tender Offer; (ii) there are no legal prohibitions to the consummation of a merger between the Company and Target (with the Company being the surviving corporation); (iii) all material terms and conditions of the Tender Offer, other than payment for the tendered shares, have been satisfied and there have been no material changes, amendments, supplements, waivers or other modifications to the terms and conditions of the Tender Offer not approved by the Agent; (iv) all approvals of any Governmental Authority and of any other Person necessary in connection with the Acquisition of Target have been obtained by the Company and are in full force and effect and all applicable waiting periods have expired without any notice of any action being taken or threatened by any Governmental Authority which would restrain, prevent or otherwise impose material adverse conditions on the Acquisition of Target by the Company; and (v) all documentation in connection with the Tender Offer and the consummation of the Acquisition of Target contemplated thereby is in form and substance reasonably satisfactory to the Agent.

      4.03 Conditions to All Borrowings. The obligation of each Bank and the Swingline Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.04 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:


                                       37.

            (a) Notice of Borrowing or Conversion/Continuation. The Agent shall have received (with, in the case of any Loan on the Loan Availability Date, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation as applicable;

            (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct in all material respects on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

            (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion. Each Notice of Borrowing and Notice of Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in this Section
4.03 are satisfied.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent and each Bank that:

      5.01 Corporate Existence and Power. The Company and each of its Material
Subsidiaries:

            (a) is an entity duly organized, validly existing and, if applicable in such jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or other establishment;

            (b) has (i) the power and authority and (ii) all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

            (c) is duly qualified as a foreign corporation or other entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

            (d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(ii), clause (c) or clause (d), to the extent that the failure to do so is not reasonably expected to have a Material Adverse Effect.


                                       38.

      5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not:

            (a) contravene the terms of any of the Company's Organization Documents;

            (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

            (c) violate any Requirement of Law;

except, in each case referred to in the foregoing clauses (b) and (c), where the conflict, breach, contravention, creation or violation would not reasonably be expected to have a Material Adverse Effect.

      5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of the Agreement or any other Loan Document.

      5.04 Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

      5.05 Litigation. Except as specifically disclosed in Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

            (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

            (b) would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

      5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect


                                       39.

which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.01(e).

      5.07 ERISA Compliance. Except as specifically disclosed in Schedule 5.07:

            (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable federal or state law, except to the extent that the failure to comply is not reasonably expected to have a Material Adverse Effect. Each Plan which is intended to qualify under
Section 401(a) of the Code has received or has applied for when due and not been denied a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made or duly provided for all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

            (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

            (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

      5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and
Section 7.07. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

      5.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Material Subsidiaries is subject to no Liens, other than Permitted Liens.


                                       40.

      5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the best knowledge of the Company, there is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

      5.11 Financial Condition.

            (a) The unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 1998, and the related consolidated statements of operations and cash flows for the fiscal quarter ended on that date:

                  (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except for the absence of footnotes and as otherwise expressly noted therein and subject to ordinary, good faith year end audit adjustments;

                  (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby.

            (b) The audited financial statements of the Company at December 31, 1997, reflect or disclose all material Indebtedness and other liabilities of the Company and its consolidated Subsidiaries, including liabilities for taxes, material commitments and Contingent Obligations.

            (c) Since June 30, 1998, there has been no Material Adverse Effect.

      5.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

      5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.


                                       41.

      5.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

      5.15 Copyrights, Patents, Trademarks and Licenses, etc. Except as disclosed on Schedule 5.15, the Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

      5.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 hereto and has no material equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16.

      5.17 Insurance. Except as specifically disclosed in Schedule 5.17, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

      5.18 Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

      5.19 Year 2000. On the basis of comprehensive review and assessment undertaken by the Company of the Company's and its Subsidiaries' computer applications and an assessment by the Company of its and its Subsidiaries' material suppliers, vendors and customers, the Company reasonably believes that the "Year 2000 Problem" (that is, the risk that computer applications used by any Person may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999) will not result in a Material Adverse Effect. For purposes of this Section 5.19, "Subsidiaries" shall not include the Target until the earlier of (i) the 360th day following the Funding Date and (ii) December 31, 1999.


                                       42.

      5.20 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. The Company further represents to the best of its knowledge that all projections and pro forma financial information provided by the Company to Agent or the Banks in writing in discharging its agreements hereunder will be based on good faith assumptions and estimates that the Company believes reasonable at the time made in light of the circumstances when made.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

      So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

      6.01 Financial Statements. The Company shall deliver to the Agent and each Bank, in form and detail reasonably satisfactory to the Agent and the Majority
Banks:

            (a) as soon as available, but not later than 100 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of operations and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP consistently applied. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Material Subsidiary's records and shall be unqualified as to the status of the Company as a going concern; and

            (b) as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of operations and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and ordinary, good faith year-end


                                       43.

audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries.

      6.02 Certificates; Other Information. The Company shall furnish to the Agent and each Bank:

            (a) concurrently with the delivery of the financial statements referred to in subsection 6.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b) concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

            (c) promptly, but in no event later than 10 days of filing the same, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

            (d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request.

      6.03 Notices. The Company shall promptly notify the Agent and each Bank:

            (a) of the occurrence of any Default or Event of Default;

            (b) as soon as a Responsible Officer becomes aware thereof, of any matter that could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Material Subsidiary; including pursuant to any applicable Environmental Laws;

            (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

                  (i) an ERISA Event;

                  (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;


                                       44.

                  (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

                  (iv) the adoption of any amendment to a Plan subject to
      Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

            (d) upon the request from time to time (but not more frequently than once each fiscal quarter unless a Default or an Event of Default exists) of the Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party.

            Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated, but the reasonable failure to identify all such clauses or provisions shall not, of itself, constitute a failure to comply with subsection 6.03(a).

      6.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Material Subsidiary to:

            (a) except as otherwise permitted by this Agreement, preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

            (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i) in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section
7.02 or (ii) where such failure to preserve or maintain could not reasonably be expected to result in a Material Adverse Effect;

            (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

            (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

      6.05 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all of its material property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except as


                                       45.

permitted by Section 7.02. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

      6.06 Insurance. The Company shall maintain, and shall cause each Material Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

      6.07 Payment of Obligations. Unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, the Company shall, and shall cause each Material Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

            (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets;

            (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not otherwise permitted hereunder; and

            (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

      6.08 Compliance with Laws. The Company shall comply, and shall cause each Material Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

      6.09 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except in each case to the extent that any failure to maintain such compliance or qualification or to make such contributions could not reasonably be expected to have a Material Adverse Effect.

      6.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Material Subsidiary to maintain adequate books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Material Subsidiary. The Company shall permit, and shall cause each Material Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect


                                       46.

any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably necessary upon reasonable advance notice to the Company and, in the case of any discussion with independent public accountants of the Company or any Material Subsidiary, upon providing the Company's representatives with a reasonable opportunity to participate in and/or be present at any such discussion; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company and at any time during normal business hours without advance notice (except that the Company's representatives shall be given a reasonable opportunity to participate in and/or be present at any discussions with independent public accountants of the Company or any Material Subsidiary).

      6.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance, in all material respects, with all Environmental Laws.

      6.12 Use of Proceeds. The Company shall use the proceeds of the Loans for working capital, acquisitions and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

      So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

      7.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property (other than the stock of the Target), whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

            (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date or which does not otherwise secure Indebtedness;

            (b) any Lien created under any Loan Document;

            (c) Liens for taxes, fees, levies, imposts, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that no notice of lien has been filed or recorded under the Code;


                                       47.

            (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

            (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

            (f) Liens on the property of the Company or its Subsidiary securing
(i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

            (g) Liens consisting of judgment or judicial attachment liens, provided that, other than with respect to any such Lien arising from litigation involving the Company and the Target, the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $10,000,000;

            (h) easements, rights-of-way, zoning or use restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

            (i) Liens on assets acquired by the Company or any Subsidiary or any assets of Persons which become Subsidiaries, in each case, acquired after the date of this Agreement, provided, however, that such Liens existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof;

            (j) purchase money security interests on any property acquired, constructed or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 30 days after the acquisition or construction thereof, (ii) such Lien attaches solely to the property so acquired or constructed in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $10,000,000;

            (k) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;


                                       48.

            (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

            (m) Liens consisting of pledges of cash collateral or government securities to secure on a mark-to-market basis Permitted Swap Obligations only, provided that (i) (other than the Target's Swap Contracts outstanding as of the Funding Date) the counterparty to any Swap Contract relating to any such Permitted Swap Obligation is under a similar requirement to deliver similar collateral from time to time to the Company or the Subsidiary party thereto on a mark-to-market basis; and (ii) the aggregate value of such collateral so pledged by the Company and the Subsidiaries together in favor of any counterparty does not at any time exceed $10,000,000.

            (n) Liens securing Refinancing Indebtedness (as defined in subsection 7.05(e)) which were originally secured by a Lien permitted by this
Section 7.01, provided that such Lien does not apply to any other property or assets of the Company or any Subsidiary other than the proceeds of the property or assets subject to such Lien;

            (o) other non-consensual Liens arising in the ordinary course of business the existence or enforcement of which would not result in a Material Adverse Effect; and

            (p) other Liens securing Indebtedness and obligations in an aggregate principal amount at any time outstanding not exceeding $5,000,000, provided that any such Lien shall not encumber cash (other than to the extent such cash constitutes proceeds of the property subject to any such Lien), inventory or accounts receivable.

      7.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

            (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

            (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

            (c) dispositions of inventory or equipment by the Company or any Subsidiary to the Company or any Subsidiary pursuant to reasonable business requirements;


                                       49.

            (d) the sale of the Wilsonville Facility for fair market value (as determined in good faith at the time of such sale by the board of directors of the Company); provided that no Default or Event of Default then exists or would result from such sale;

            (e) the sale of any property listed on Schedule 7.02 for fair market value (as determined in good faith at the time of such sale by the board of directors of the Company or the applicable Subsidiary, as the case may be); provided that no Default or Event of Default then exists or would result from such sale [BofA to review and approve of Schedule];

            (f) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate net book value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year $10,000,000, and
(iii) any such disposition made pursuant to this subsection (f) shall not be of accounts receivable of the Company or any of its Subsidiaries;

            (g) the disposition of assets owned by the Target on the Funding Date to the extent that such assets are not necessary for operating the combined businesses; and

            (h) dispositions to the extent permitted under Section 7.03.

      7.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

            (a) any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving corporation, or (ii) any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary (other than Target) and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

            (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or a Wholly-Owned Subsidiary;

            (c) the Company or any Subsidiary may merge with any Person in an Acquisition so long as (i) the Company or such Subsidiary shall be the continuing or surviving entity, (ii) such Acquisition is otherwise permitted hereunder and (iii) immediately before and after giving effect to such merger no Default or Event of Default shall exist; and

            (d) any Subsidiary may merge with any Person pursuant to a disposition of such Subsidiary or the assets of such Subsidiary, in each case, permitted under Section 7.02.


                                       50.

      7.04 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, for cash or property, or make any commitment therefor for cash or property, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:

            (a) Investments held by the Company or Subsidiary in the form of Cash Equivalents or short term marketable securities or Permitted Investments;

            (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

            (c) Investments by the Company in any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries in the Company or another of its Wholly-Owned Subsidiaries;

            (d) Investments incurred in order to consummate Acquisitions otherwise permitted herein, provided that (i) the cash consideration given for any such Acquisition, together with the cash consideration given for all prior Acquisitions undertaken by the Company and its Subsidiaries after the Closing Date, shall not exceed $15,000,000 in any fiscal year (other than (x) fiscal year 1998 during which the Company may only make up to three previously disclosed Acquisitions ("Additional Acquisitions") for which the initial cash consideration for each Additional Acquisition shall not exceed $10,000,000 in the aggregate and for which the total cash consideration (including contingent payments) for any one Additional Acquisition does not exceed $30,000,000 in the aggregate, and (y) fiscal year 1999, during which the Company shall make no Acquisitions with cash consideration), (ii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law, (iii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained, and (iv) the Fixed Charge Coverage Ratio shall not be less than 1.75 to 1.00;

            (e) Subject to clause (i) in subsection 7.04(d) above, Investments incurred in order to consummate Acquisitions otherwise permitted herein for which all or a portion of the consideration given for any such Acquisition is common stock of the Company or any Subsidiary, provided that (i) the consideration given for all such Acquisitions in any fiscal year shall not exceed $25,000,000 (including cash consideration) in the aggregate, (ii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and (iii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained (notwithstanding this clause (iii), if all of the consideration given for any such Acquisition is common stock of the Company or any Subsidiary, then the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree shall not be required hereby);


                                       51.

            (f) Notwithstanding the limitations set forth in the preceding subsections (d) and (e), Investments incurred in order to consummate the Acquisition of Target pursuant to the terms of the Tender Offer, provided that such Acquisition is undertaken in accordance with all applicable Requirements of Law;

            (g) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

            (h) Investments permitted under subsection 7.10(b);

            (i) Investments incurred in order to consummate Acquisitions not otherwise permitted herein subject to the prior written consent of the Majority Banks;

            (j) loans made by the Company or any Subsidiary in the ordinary course of business to a person not an Affiliate of the Company in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;

            (k) loans made by the Company or any Subsidiary to employees in the ordinary course of business consistent with past practice in principal amounts not exceeding $2,500,000 in the aggregate at any time outstanding and not more than $500,000 to any individual employee;

            (l) other Investments not exceeding $15,000,000 in any fiscal year as to all such Investments in the aggregate; and

            (m) Investments of the Company or its Subsidiaries outstanding on the Closing Date and identified on Schedule 7.04.

For purposes of subsections (j) and (k) hereof, "Subsidiaries" shall not include the Target for 180 days after the Funding Date.

      7.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (a) Indebtedness incurred pursuant to this Agreement;

            (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.08;

            (c) Indebtedness existing on the Closing Date and set forth in
Schedule 7.05;

            (d) Indebtedness secured by Liens permitted by subsection 7.01(i),
(j), (k), (m) and (n);


                                       52.

            (e) Indebtedness incurred in connection with leases permitted pursuant to Section 7.09; provided that Indebtedness in respect of the sale-leaseback of the Wilsonville Facility shall not exceed its fair market value;

            (f) extensions, renewals or refinancings of Indebtedness permitted under this Section 7.05, so long as (i) such Indebtedness (the "Refinancing Indebtedness") is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced plus the amount of any premiums required to be paid therefor and fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life as the Indebtedness being extended, refinanced or renewed, (iii) the interest rate applicable to such Refinancing Indebtedness shall be a market rate (as determined in good faith by the board of directors of the Company or the relevant Subsidiary, as the case may be) as of the time of such extension, renewal or refinancing, (iv) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations to the same extent as the Indebtedness being extended, renewed or refinanced and (v) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist;

            (g) Indebtedness incurred by the Company or any Subsidiary as consideration given for an Acquisition permitted hereunder in an aggregate principal amount at any time outstanding not to exceed (i) $10,000,000 plus (ii) any additional Indebtedness that is subordinated to the Obligations pursuant to a subordination agreement in substantially the form of Exhibit G (a "Subordination Agreement"), with such changes as the Agent or the Majority Banks may reasonably request or desire;

            (h) unsecured Indebtedness not to exceed $100,000,000 in the aggregate for the sole and exclusive purpose of refinancing any Indebtedness owing hereunder; and

            (i) other unsecured Indebtedness in an aggregate principal amount outstanding not exceeding $10,000,000 at any time.

      7.06 Transactions with Affiliates. Except as otherwise expressly permitted hereunder, the Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary; provided that the loans permitted by subsection 7.04(k) and the Company's or any Subsidiary's employee relocation program as in effect on the Closing Date, as such programs may be amended or otherwise modified after the Closing Date in the ordinary course of business, shall not be subject to the application of this Section 7.06.

      7.07 Use of Proceeds.


                                       53.

            (a) The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock (other than purchasing stock of the Target),
(ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock (other than purchasing stock of the Target), (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, in each case, in violation of Regulation G, T or X of the FRB, or
(iv) to acquire any security in any transaction that is subject to Section 13(d) or 14(d) of the Exchange Act (other than purchasing stock of the Target).

            (b) The Company shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under
Section 16 of the Banking Act of 1933 (12 U.S.C. ss. 24, Seventh), as amended.

      7.08 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

            (a) endorsements for collection or deposit in the ordinary course of business;

            (b) Permitted Swap Obligations;

            (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 7.08;

            (d) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business;

            (e) Guaranty Obligations by the Company of Indebtedness and other obligations of a Subsidiary, or by any Subsidiary of the Indebtedness and other obligations of the Company or any other Subsidiary, provided that, in each case, such Indebtedness and other obligations are otherwise permitted hereunder; and

            (f) Contingent Obligations under the Company's or any Subsidiary's employee relocation plan as in effect on the Closing Date, as such plans may be amended or otherwise modified after the Closing Date in the ordinary course of business.

      7.09 Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:


                                       54.

            (a) operating leases existing on or entered into by the Company or any Subsidiary after the Closing Date in the ordinary course of business and reported in the Company's consolidated financial statements in accordance with GAAP; provided that payments in respect of all such operating leases, together with all payments in respect of capital leases permitted under clause (c) of this Section, do not exceed $30,000,000 in the aggregate in any fiscal year (such amount to be increased by the amount of the Target's operating leases at the end of the fiscal quarter immediately preceding the Funding Date);

            (b) leases entered into by the Company or any Subsidiary after the Closing Date pursuant to sale-leaseback transactions (i) permitted under subsection 7.02(f) and (ii) in connection with a sale of the Wilsonville Facility permitted under subsection 7.02(d);

            (c) capital leases, other than those permitted under clause (b) of this Section, entered into by the Company or any Subsidiary after the Closing Date to finance the acquisition of equipment; provided that the aggregate annual rental payments for all such capital leases, together with all payments in respect of operating leases permitted under clause (a) of this Section, shall not exceed $30,000,000 in the aggregate in any fiscal year (such amount to be increased by the amount of the Target's capital leases at the end of the fiscal quarter immediately preceding the Funding Date); and

            (d) leases entered into by Persons which become Subsidiaries after the date of this Agreement, provided that such leases existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof.

      7.10 Restricted Payments. The Company shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that:

            (a) the Company may declare and make dividend payments or other distributions payable solely in its common stock; and

            (b) so long as no Default or Event of Default exists or would result therefrom, the Company may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares pursuant to any employee stock purchase plan; provided that all such purchases, redemptions or other acquisitions otherwise permitted under this subsection (b) do not exceed $5,000,000 in the aggregate in any fiscal year.

      7.11 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $5,000,000.


                                     55.

      7.12 Change in Business. The Company shall not, and shall not suffer or permit any Material Subsidiary to, engage in any material line of business substantially different from design automation and reasonably related lines of business.

      7.13 Accounting Changes. The Company shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company.

      7.14 Financial Covenants.

            (a) Adjusted Quick Ratio. The Company shall not as of the end of any fiscal quarter suffer or permit its ratio (determined in respect of the Company and its Subsidiaries on a consolidated basis) of (i) cash plus the value (valued in accordance with GAAP) of all Cash Equivalents, other than cash and Cash Equivalents subject to a Lien securing Indebtedness, plus net current accounts receivable (valued in accordance with GAAP) to (ii) Consolidated Current Liabilities (other than liabilities secured by a Lien on cash or Cash Equivalents), to be less than (A) 0.50 to 1.00 from the Funding Date through the last day of the second fiscal quarter end following the Funding Date or, should the Funding Date take place during the last thirty (30) days of a fiscal quarter, for that fiscal quarter through the two fiscal quarter ends thereafter, but in no event later than September 30, 1999, (B) 0.60 to 1.00 from such date through the last day of fiscal year-end 1999, (C) 0.70 to 1.00 from the fiscal quarter ending March 31, 2000 through the fiscal quarter ending September 30, 2000, and (D) 0.90 to 1.00 for the fiscal quarter ending December 31, 2000 and thereafter. In the event that the Company or any its Subsidiaries receives net cash proceeds from the incurrence of additional Funded Debt in an aggregate amount greater than or equal to (1) $50,000,000, then each of the above minimum ratios shall increase by 0.10, or (2) $75,000,000, then each of the above minimum ratios shall increase by 0.20.

            (b) Minimum Tangible Net Worth. The Company shall not permit Consolidated Tangible Net Worth as of the end of any fiscal quarter to be less than (i) Consolidated Tangible Net Worth at June 30, 1998 less $17,500,000 plus
(ii) 75% of consolidated net income (before merger and acquisition related expenses incurred in respect of the Acquisition of Target or expenses (relating to in-process research and development, goodwill and other intangibles associated with such Acquisition) for other permitted Acquisitions consummated with common stock of the Company or any Subsidiary, as well as special charges of up to $8,000,000 relating principally to the relocation of the Company's billing center in the Netherlands to Ireland taken in the third or fourth fiscal quarter of year-end 1998) earned in each quarterly accounting period beginning with the quarter ended September 30, 1998 (to the extent such number is positive), plus (iii) 100% of the Net Issuance Proceeds of any new equity the Company issues after June 30, 1998, minus (iv) any acquisition-related write-offs (relating to in-process research and development, goodwill and other intangibles associated with the Acquisition) for permitted Acquisitions financed with the issuance of the stock, minus (v) up to $215,000,000 for acquisition-related write-offs resulting from the Acquisition of Target, minus
(vi) any acquisition-related write-offs (relating to in-process research and development, goodwill


                                       56.

and other intangibles associated with the Acquisition) for permitted Acquisitions paid for in cash or cash and stock.

            (c) Leverage Ratio. The Company shall not as of the end of any fiscal quarter suffer or permit its Leverage Ratio to be greater than (i) 3.50 to 1.00 from the Funding Date through the last day of the second fiscal quarter end following the Funding Date or, should the Funding Date take place during the last thirty (30) days of a fiscal quarter, for that fiscal quarter through the two fiscal quarter ends thereafter, but in no event later than September 30, 1999 (and defined for these two or three fiscal quarters only as a ratio of Total Funded Debt minus cash or Cash Equivalents in excess of $40,000,000 to Adjusted EBITDA), (ii) 3.25 to 1.00 for the third or fourth fiscal quarter, as the case may be, ending immediately following the Funding Date, (iii) 2.50 to
1.00 for the fourth or fifth fiscal quarter, as the case may be, ending immediately following the Funding Date, (iv) 2.00 to 1.00 for the fifth or sixth fiscal quarter, as the case may be, ending immediately following the Funding Dated and each fiscal quarter thereafter and (v) 1.25 to 1.00 commencing at fiscal quarter ending December 31, 2000 and thereafter.

            (d) Fixed Charge Coverage Ratio. The Company shall not as of the end of any fiscal quarter suffer or permit its Fixed Charge Coverage Ratio to be less than (i) 3.00 to 1.00 from the fiscal quarter ending March 31, 2000 through the fiscal quarter ending September 30, 2000, and (ii) 5.00 to 1.00 for the fiscal quarter ending December 31, 2000 and thereafter.

            (e) Minimum Adjusted EBITDA to Interest Ratio. The Company shall not as of the end of any fiscal quarter suffer or permit its ratio of Adjusted EBITDA to interest expense (calculated on an annualized basis) to be less than
(i) 2.75 to 1.00 from the Funding Date through the last day of the second fiscal quarter end following the Funding Date or, should the Funding Date take place during the last thirty (30) days of a fiscal quarter, for that fiscal quarter through the two fiscal quarter ends thereafter, but in no event later than September 30, 1999, (ii) 4.50 to 1.00 for the third or fourth fiscal quarter, as the case may be, immediately following the Funding Date and (iii) 6.00 to 1.00 for the fourth or fifth fiscal quarter, as the case may be, immediately following the Funding Date and thereafter but only if the fourth or fifth fiscal quarter following the Funding Date occurs in 1999.

      7.15 Maximum Capital Expenditures. The Company shall not make capital expenditures in excess of $45,000,000 for the fiscal year ending 1999.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

      8.01 Event of Default. Any of the following shall constitute an "Event of Default":

            (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or


                                      57.

            (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

            (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03(a) or 6.12 or in Article VII; or

            (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew of such failure or
(ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

            (e) Cross-Acceleration. (i) The Company or any Material Subsidiary
(A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition under the preceding clauses (A) or (B) is to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $10,000,000; or

            (f) Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or


                                      58.

            (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

            (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000;
(ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $10,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

            (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary (other than with respect to any judgment, order, decree or arbitration award with respect to any litigation or arbitration proceeding involving the Company and the Target) involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

            (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which has a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (k) Change of Control. There occurs any Change of Control; or

            (l) Adverse Change. There occurs a Material Adverse Effect; or

            (m) Invalidity of Subordination Provisions. Any Subordination Agreement or the subordination provisions of any agreement or instrument governing any Indebtedness which is subordinated to the Indebtedness hereunder is for any reason revoked, invalidated or otherwise breached by the Company or any Subsidiary, or otherwise ceases to be in full force and effect as


                                      59.

a result of any act or omission of the Company or any Subsidiary, or the Company or any Subsidiary otherwise contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder.

      8.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

            (a) declare the commitment of each Bank and the Swingline Bank to make Loans to be terminated, whereupon such commitments shall be terminated;

            (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

            (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 8.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

            8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE IX

                                    THE AGENT

      9.01 Appointment and Authorization; "Agent." Each Bank hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties,


                                      60.

obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

      9.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

      9.03 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

      9.04 Reliance by Agent.

            (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.


                                      61.

            (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

      9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

      9.06 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Company which may come into the possession of any of the Agent-Related Persons.

      9.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any


                                      62.

portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

      9.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

      9.09 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above. Notwithstanding the foregoing, however, BofA may not be removed as the Agent at the request of the Majority Banks unless BofA shall also simultaneously be replaced as Swingline Bank hereunder pursuant to documentation in form and substance reasonably satisfactory to BofA.

      9.10 Withholding Tax.


                                      63.

            (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

                  (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                  (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

                  (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

            (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

            (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

            (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.


                                      64.

            (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Agent, do any of the following:

            (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.02);

            (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

            (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

            (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

            (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks;


                                      65.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Bank in addition to the Majority Banks or all the Banks, as the case may be, increase the Swingline Commitment or otherwise affect the rights or duties of the Swingline Bank under this Agreement, and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

      10.02 Notices.

            (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and
(ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

            (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX to the Agent shall not be effective until actually received by the Agent.

            (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

      10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right,


                                      66.

remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

      10.04 Costs and Expenses. The Company shall:

            (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Agent) within thirty (30) calendar days after demand (subject to subsection 4.01(e)) for all reasonable costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration, syndication and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto; and

            (b) pay or reimburse the Agent, the Arranger and each Bank within five Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

      10.05 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, with respect to any demand, claim, investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

      10.06 Payments Set Aside. To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or


                                      67.

the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

      10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

      10.08 Assignments, Participations, etc.

            (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default, the Agent and the Swingline Bank, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company, the Agent or the Swingline Bank shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000; provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance"); (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $4,000; and (iv) the Agent, the Swingline Bank and the Company each consents to such assignment in accordance with this Section. In connection with any assignment by BofA, its Swingline Commitment may be assigned in whole (and not in part) and only in connection with an assignment transaction involving an assignment of all of its Commitment and Loans, and the Assignment and Acceptance may be appropriately modified to include an assignment and delegation of its Swingline Commitment and any outstanding Swingline Loans.

            (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee,
(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such


                                      68.

Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

            (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that the Swingline Bank and the Company each consent to such assignment in accordance with subsection 10.08(a)), the Company shall, if requested by the Agent or any Bank, execute and deliver to the Agent new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

            (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.01, 3.03 and 10.05 (provided that the Participant shall not be entitled to receive any greater payment under Sections
3.01 or 3.03 than the originating Bank would have been entitled to receive with respect to the participation sold to such Participant and the Participant shall not be entitled to indemnification for Attorney Costs of counsel selected solely by and representing the interests only of the Participant) as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

            (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR ss. 203.14, and such Federal


                                      69.

Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

      10.09 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process (provided that such Bank shall use its good faith efforts to give the Company notice of such subpoena or other court process); (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party (provided that the such Bank shall use its good faith efforts to provide notice to the Company of such litigation or proceeding); (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to be subject to the provisions of this Section 10.09; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.

      10.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.


                                      70.

      10.11 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, BofA or the Arranger under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

      10.12 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

      10.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

      10.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

      10.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons and the Indemnified Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

      10.16 Governing Law and Jurisdiction.

            (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

            (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OREGON OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA OR OREGON, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY,


                                      71.

THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

      10.17 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

      10.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks, the Swingline Bank and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.


                                      72.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California, by their proper and duly authorized officers as of the day and year first above written.

                                    MENTOR GRAPHICS CORPORATION


                                    By:
                                         -------------------------
                                    Name:
                                    Title:


                                    BANK OF AMERICA NATIONAL TRUST
                                    AND SAVINGS ASSOCIATION,
                                    as Agent, Swingline Bank and a Bank


                                    By:
                                         -------------------------
                                    Name:  Kevin McMahon
                                    Title: Managing Director


                                      73.

                                     ANNEX I

                                  PRICING GRID


                                        LIBOR       Base Rate  Commitment
                 Leverage               Margin       Margin       Fee
                 --------               ------      ---------  ----------
                 1.  x > = 3.50         2.500        1.250       0.500
                 2.  3.00 < = x < 3.50  2.250        1.000       0.500
                 3.  2.50 < = x < 3.00  2.000        0.750       0.375
                 4.  2.00 < = x < 2.50  1.750        0.500       0.375
                 5.  1.50 < = x < 2.00  1.500        0.250       0.375
                 6.  1.00 < = x < 1.50  1.250        0.000       0.350
                 7.  x <  1.00          1.000        0.000       0.325


      The Leverage Ratio (for purposes of this pricing grid, the Leverage Ratio shall not be subject to the adjustment for cash and Cash Equivalents in excess of $40,000,000 as set forth in Section 7.14(c)(i)) used to compute the Commitment Fee and the Applicable Margin shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Company to the Agent pursuant to Section 6.02(b) of the Credit Agreement; changes in the Commitment Fee and the Applicable Margin resulting from a change in the Leverage Ratio shall become effective on the date of delivery by the Company to the Agent of a new Compliance Certificate and accompanying financial statements pursuant to Section 6.02(b). If the Company shall fail to deliver a Compliance Certificate and accompanying financial statements within the number of days after the end of any fiscal quarter or fiscal year as required pursuant to
Section 6.02(b) (without giving effect to any grace period), the Commitment Fee and the Applicable Margin from the first day after the date on which such Compliance Certificate was required to be delivered to the Agent until the day on which the Company delivers to the Agent a Compliance Certificate and accompanying financial statements shall conclusively equal the highest Commitment Fee and Applicable Margin set forth above. Notwithstanding the foregoing, during the period from the Funding Date until the date of the Agent's receipt of a Compliance Certificate and accompanying financial statements for the fiscal quarter in which the Acquisition of Target is consummated (or for the fiscal year, as the case may be, if the Acquisition of Target is consummated in the fourth fiscal quarter), the Commitment Fee and Applicable Margin shall be locked in at level 1 above. Notwithstanding the foregoing, to the extent that the Company has not reduced the aggregate Commitment pursuant to Section 2.06(a) by at least $25,000,000 by the first day following the first anniversary of the Funding Date or by an additional $25,000,000 by the first day following the second anniversary of the Funding Date then, in each case, the Applicable Margin shall be increased by 0.25 until such reductions shall have occurred.


                                        1
                                     ANNEX I

                                  SCHEDULE 2.01

                         COMMITMENTS AND PRO RATA SHARES

Bank                               Commitment      Pro Rata Share
----                               ----------      --------------

Bank of America National Trust    $200,000,000          100%
and Savings Association

        TOTAL                     $200,000,000          100%


                                        1
                                  SCHEDULE 2.01

                                 SCHEDULE 10.02

          OFFSHORE AND DOMESTIC LENDING OFFICES, ADDRESSES FOR NOTICES

MENTOR GRAPHICS CORPORATION

Address for Notices:

Mentor Graphics Corporation
8005 SW Boeckman Road
Wilsonville, OR 97070

Attention:  Dennis Weldon
Telephone:  (503) 685-7830
Facsimile:  (503) 685-7707

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
      as Agent

Borrowing Notices:

Bank of America National Trust
and Savings Association
Agency Administrative Services #5596
1850 Gateway Boulevard, 5th Floor
Concord, California 94520-3281

Attention:  Mentor Graphics AO
Telephone:  (925) 675-8432
Facsimile:  (925) 675-8500

Agent's Payment Office:

Bank of America National Trust
and Savings Association
ABA 121-000-358
Attention:  PSO #5693
1850 Gateway Boulevard
Concord, California 94520-3281


                                        1
                                 SCHEDULE 10.02

For Credit to Account No.:  12336-16087

All Other Notices:

Bank of America National Trust
and Savings Association,
High Technology #3697
555 California Street - 41st Floor
San Francisco, California  94104

Attention:  Kevin McMahon, Managing Director
Telephone:  (415) 622-8088
Facsimile:  (415) 622-2385

BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION,
as Bank

Domestic and Offshore Lending Office:

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION
Global Payment Operations
Customer Service Americas (#5693)
1850 Gateway Boulevard
Concord, California 94520-3281

Attention:  John Sanchez
Telephone:  (925) 675-7331
Facsimile:  (925) 675-7256
ABA:        121-000-358 SF

Notices (other than Borrowing Notices and
Notices of Conversion/Continuation):

Bank of America National Trust
and Savings Association,
High Technology #3697
555 California Street - 41st Floor
San Francisco, California  94104

Attention:  Kevin McMahon, Managing Director
Telephone:  (415) 622-8088
Facsimile:  (415) 622-4585


                                        2
                                 SCHEDULE 10.02

BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION,
as Swingline Bank

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION
Global Payment Operations
Customer Service Americas (#5693)
1850 Gateway Boulevard
Concord, California 94520-3281

Attention:  John Sanchez
Telephone:  (925) 675-7331
Facsimile:  (925) 675-7256
ABA:        121-000-358 SF


                                        3
                                 SCHEDULE 10.02

                                    EXHIBIT A

                               NOTICE OF BORROWING

                                                         Date:  ________________

To: Bank of America National Trust and Savings Association as Agent for the Banks parties to the Credit Agreement dated as of __________ ___, 1998 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Mentor Graphics Corporation, certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent

Ladies and Gentlemen:

      The undersigned, Mentor Graphics Corporation (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section [2.05] of the Credit Agreement, of the Borrowing specified below:

            1. The Business Day of the proposed Borrowing is ____________.

            2. The aggregate amount of the proposed Borrowing is $_____________.

            3. The Borrowing is to be comprised of $___________ of [Base Rate] [Offshore Rate] Loans.

            [4. The duration of the Interest Period for the Offshore Rate Loans included in the Borrowing shall be [_____] months].

            [5. The duration of the Swingline Loans included in the Borrowing shall be [____] days.]

      The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

            (a) the representations and warranties of the Company contained in
      Article V of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date, in which case they are true and correct as of such date);

            (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing; and

            (c) the proposed Borrowing will cause neither the aggregate principal amount of all outstanding Loans to exceed the combined Commitments of the Banks nor the aggregate principal amount of all outstanding Swingline Loans to exceed the Swingline Commitment.

                                    MENTOR GRAPHICS CORPORATION


                                    By:
                                           -----------------------------------
                                    Title:
                                           -----------------------------------

                                    EXHIBIT B

                        NOTICE OF CONVERSION/CONTINUATION

                                                       Date:  ________________

To: Bank of America National Trust and Savings Association, as Agent for the Banks parties to the Credit Agreement dated as of _________ ___, 1998 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Mentor Graphics Corporation, certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent

Ladies and Gentlemen:

      The undersigned, Mentor Graphics Corporation (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.04 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

            1. The Conversion/Continuation Date is ____________.

            2. The aggregate amount of the Loans to be [converted] [continued] is $_____________.

            3. The Loans are to be [converted into] [continued as] [Offshore Rate] [Base Rate] Loans.

            4. [If applicable:] The duration of the Interest Period for the Offshore Rate Loans included in the [conversion] [continuation] shall be [____ months].

      The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Conversion/Continuation Date, before and after giving effect thereto and to the application of the proceeds therefrom:

            (a) the representations and warranties of the Company contained in
      Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date, in which case they are true and correct as of such date);

            (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and

            (c) the proposed [conversion][continuation] will not cause the aggregate principal amount of all outstanding Loans to exceed the combined Commitments of the Banks.

                                    MENTOR GRAPHICS CORPORATION


                                    By:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------

                                    EXHIBIT C

                           MENTOR GRAPHICS CORPORATION

                             COMPLIANCE CERTIFICATE

                                       Financial Statement Date:  ____________


      Reference is made to that certain Credit Agreement dated as of _________ ___, 1998 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Mentor Graphics Corporation, an Oregon corporation (the "Company"), the several financial institutions from time to time parties to the Credit Agreement (the "Banks") and Bank of America National Trust and Savings Association, as agent for the Banks (in such capacity, the "Agent"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

      The undersigned Responsible Officer of Mentor Graphics Corporation, hereby certifies as of the date hereof that he/she is the __________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Banks and the Agent on the behalf of the Company and its consolidated Subsidiaries, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.01(a) of the Credit Agreement.]

      1. Attached as Schedule 1 hereto are (a) a true and correct copy of the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as at the end of the fiscal year ended _______________ and (b) the related consolidated statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit and accompanied by the opinion of _________________ (the "Independent Auditor") which report states that such consolidated financial statements have been prepared in accordance with GAAP consistently applied, and fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries for the periods indicated.

      or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.01(b) of the Credit Agreement.]

      1. Attached as Schedule 1 hereto are (a) a true and correct copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of the fiscal quarter ended __________, and (b) the related unaudited consolidated statements of operations and cash flows for the period commencing on the first day and ending on the last day of such quarter, setting forth in each case in comparative form the figures for the previous year, which financial statements were prepared in accordance with GAAP (subject only to ordinary, good faith year-end audit adjustments and the absence of footnotes) and fairly present, in all material respects, the financial position and the results of operations of the Company and its consolidated Subsidiaries.

      2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

      3. To the best of the undersigned's knowledge, the Company is in compliance with all of its covenants, other agreements, and conditions in the Credit Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

      4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are a fair presentation of the Company's financial covenant compliance on and as of the date of this Certificate.


      IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
________________.

                                    MENTOR GRAPHICS CORPORATION


                                    By:
                                          --------------------------------
                                    Title:
                                          --------------------------------

                                   EXHIBIT D-1

                       FORM OF OPINION OF LATHAM & WATKINS

Opinion to be in substantially the form of Stoel Rives LLP's opinion delivered in connection with the Existing Facility with exceptions to be reasonably satisfactory to the parties to the Credit Agreement.

                                   EXHIBIT D-2

                           FORM OF OPINION OF GENERAL
                               COUNSEL OF COMPANY

      Opinion to be in substantially the form of the General Counsel's opinion letter delivered in connection with the Existing Facility.

                                    EXHIBIT E

                   FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

            This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and Acceptance") dated as of __________ is made between __________________ (the "Assignor") and ______________________ (the "Assignee").

                                    RECITALS

            WHEREAS, the Assignor is party to that certain Credit Agreement dated as of _______ ___, 1998 (as amended, amended and restated, modified, supplemented or renewed, the "Credit Agreement") among Mentor Graphics Corporation, an Oregon corporation (the "Company"), the several financial institutions from time to time party thereto (including the Assignor, the "Banks"), and Bank of America National Trust and Savings Association, as agent for the Banks (the "Agent"). Any terms defined in the Credit Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Credit Agreement;

            WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making Loans (the "Committed Loans") to the Company in an aggregate amount not to exceed $__________ (the "Commitment");

            WHEREAS, [the Assignor has made Committed Loans in the aggregate principal amount of $__________ to the Company] [no Committed Loans are outstanding under the Credit Agreement];

            WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, [together with a corresponding portion of each of its outstanding Committed Loans] in an amount equal to $__________ (the "Assigned Amount") on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

            NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

      1. Assignment and Acceptance.

            (a) Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) __% (the "Assignee's Percentage Share") of (A) the Commitment [and the Committed Loans] of the

Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

            [If appropriate, add paragraph specifying payment to Assignor by Assignee of outstanding principal of, accrued interest on, and fees with respect to, Committed Loans assigned.]

            (b) With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under
Article III or Section 10.05 of the Credit Agreement to the extent such rights relate to the time prior to the Effective Date.

            (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee's Commitment will be $__________.

            (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor's Commitment will be $__________.

      2. Payments.

            (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $__________, representing the Assignee's Pro Rata Share of the principal amount of all Committed Loans.

            (b) The [Assignor] [Assignee] further agrees to pay to the Agent a processing fee in the amount specified in Section 10.08(a) of the Credit Agreement.

      3. Reallocation of Payments.

      Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment[,] [and Committed Loans] shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

      4. Independent Credit Decision.

      The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 6.01(___) of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

      5. Effective Date; Notices.

            (a) As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be __________, 199__ (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

                  (i) this Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee;

                  (ii) the consent of the Company and the Agent required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section 10.08(a) of the Credit Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;

                  (iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;

                  (iv) the Assignee shall have complied with Section 10.09(g) of the Credit Agreement (if applicable);

                  (v) the processing fee referred to in Section 2(b) hereof and in Section 10.08(a) of the Credit Agreement shall have been paid to the Agent; and

                  (vi) the Assignor shall have assigned and the Assignee shall have assumed a percentage equal to the Assignee's Percentage Share of the rights and obligations of the Assignor under the Credit Agreement (if such agreement exists).

            (b) Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Company and the Agent for acknowledgement by the Agent, a Notice of Assignment substantially in the form attached hereto as Schedule 1.

      6. Agent.

            (a) The Assignee hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the Banks pursuant to the terms of the Credit Agreement.

            [(b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent or as the Swingline Bank under the Credit Agreement.] [INCLUDE ONLY IF ASSIGNOR IS AGENT]

      7. Withholding Tax.

      The Assignee (a) represents and warrants to the Agent and the Company that under applicable law and treaties no tax will be required to be withheld by the Agent or the Company with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Company prior to the time that the Agent or Company is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

      8. Representations and Warranties.

            (a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

            (b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Company, or the performance or observance by the Company, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

            (c) The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

      9. Further Assurances.

      The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Company or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

      10. Miscellaneous.

            (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

            (b) All payments made hereunder shall be made without any set-off or counterclaim.

            (c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

            (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

            (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in California over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such California State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

            (f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

            [Other provisions to be added as may be negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Credit Agreement.]

      IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

                                    [ASSIGNOR]


                                    By:
                                           ----------------------------
                                    Title:

                                    -----------------------------------


                                    Address:

                                    [ASSIGNEE]


                                    By:
                                           ----------------------------
                                    Title:

                                    -----------------------------------


                                    Address:

                                   SCHEDULE 1

                       NOTICE OF ASSIGNMENT AND ACCEPTANCE


                                                         _______________, 19__

Bank of America National Trust
  and Savings Association, as Agent
555 California Street, 41st Floor
High Technology #3697
San Francisco, CA  94104
Attn:  Kevin McMahon, Managing Director

Mentor Graphics Corporation
8005 SW Boeckman Road
Wilsonville, OR 97070
Attn:  Dennis Weldon, Treasurer


Ladies and Gentlemen:

      We refer to the Credit Agreement dated as of _________ ___, 1998 (as amended, amended and restated, modified, supplemented or renewed from time to time the "Credit Agreement") among Mentor Graphics Corporation (the "Company"), the Banks referred to therein and Bank of America National Trust and Savings Association as agent for the Banks (the "Agent"). Terms defined in the Credit Agreement are used herein as therein defined.

      1. We hereby give you notice of, and request your consent to, the assignment by __________________ (the "Assignor") to _______________ (the
"Assignee") of _____% of the right, title and interest of the Assignor in and to the Credit Agreement (including, without limitation, the right, title and interest of the Assignor in and to the Commitments of the Assignor[,] [and] all outstanding Loans made by the Assignor pursuant to the Assignment and Acceptance Agreement attached hereto (the "Assignment and Acceptance"). Before giving effect to such assignment the Assignor's Commitment is $ ___________[,] [and] the aggregate amount of its outstanding Loans is $_____________.

      2. The Assignee agrees that, upon receiving the consent of the Agent, the Swingline Bank and, if applicable, Mentor Graphics Corporation to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Bank originally holding such interest in the Credit Agreement.

      3. The following administrative details apply to the Assignee:

            Notice Address:

               Assignee name:       ____________________________________
               Address:             ____________________________________
                                    ____________________________________
                                    ____________________________________
               Attention:           ____________________________________
               Telephone:           (___) ______________________________
               Telecopier:          (___) ______________________________
               Telex (Answerback):  ____________________________________

            Payment Instructions:

               Account No.:         ____________________________________
               At:                  ____________________________________
                                    ____________________________________
                                    ____________________________________
               Reference:           ____________________________________
               Attention:           ____________________________________

      4. You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

      IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

                                    [NAME OF ASSIGNOR]


                                    By:
                                          --------------------------------
                                    Title:
                                          --------------------------------


                                    [NAME OF ASSIGNEE]


                                    By:
                                          --------------------------------
                                    Title:
                                          --------------------------------

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

MENTOR GRAPHICS CORPORATION


By:
      --------------------------------
Title:
      --------------------------------

BANK OF AMERICA NATIONAL
TRUST AND SAVINGS
ASSOCIATION, as Agent
and as Swingline Bank


By:
      --------------------------------
Its:
      --------------------------------

                                    EXHIBIT F

                             FORM OF PROMISSORY NOTE


$____________                                              _____________, 199_


      FOR VALUE RECEIVED, the undersigned, Mentor Graphics Corporation, an Oregon corporation (the "Company"), hereby promises to pay to the order of ___________________ (the "Bank") the principal sum of ____________ Dollars
($___________) or, if less, the aggregate unpaid principal amount of all Loans made by the Bank to the Company pursuant to the Credit Agreement, dated as of _________ ___, 1998 (such Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being hereinafter called the "Credit Agreement"), among the Company, the Bank, the other banks parties thereto, and Bank of America National Trust and Savings Association, as Agent for the Banks, on the dates and in the amounts provided in the Credit Agreement. The Company further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

      The Bank is authorized to endorse the amount and the date on which each Loan is made, the maturity date therefor and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Company under the Credit Agreement and this Promissory Note (the "Note").

      This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

      Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State.

                                    MENTOR GRAPHICS CORPORATION


                                    By:
                                          --------------------------------
                                    Title:
                                          --------------------------------

                               Schedule A to Note

                BASE RATE LOANS AND REPAYMENT OF BASE RATE LOANS

    (1)              (2)              (3)              (4)              (5)
                  Amount of      Maturity Date      Amount of
                    Base               of        Base Rate Loan       Notation
    Date          Rate Loan      Base Rate Loan      Repaid           Made By
------------    -------------    -------------    -------------    -------------

------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------

                               Schedule B to Note

            OFFSHORE RATE LOANS AND REPAYMENT OF OFFSHORE RATE LOANS

    (1)              (2)              (3)              (4)             (5)
                                 Maturity Date      Amount of
                  Amount of           of          Offshore Base
                Offshore Rate    Offshore Base      Rate Loan        Notation
    Date             Loan          Rate Loan         Repaid           Made By
------------    -------------    -------------    -------------    -------------

------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------
------------    -------------    -------------    -------------    -------------

                                   EXHIBIT G
                            to the Credit Agreement

                        FORM OF SUBORDINATION AGREEMENT

            THIS SUBORDINATION AGREEMENT (this "Agreement"), dated as of _______________, is made among Mentor Graphics Corporation, an Oregon corporation (the "Borrower"), each of the financial institutions named on the signature pages hereof under the heading "BANKS" (each a "Bank" and, collectively, the "Banks") Bank of America National Trust and Savings Association, as agent for the Banks (in such capacity, the "Agent") and _____________________, a _____________ corporation (the "Creditor").

            The Borrower, the Banks and the Agent are parties to a Credit Agreement dated _________ ___, 1998 (as amended, modified, renewed, extended, restated or replaced from time to time, the "Credit Agreement"), pursuant to which the Banks have agreed to make certain revolving loans to the Borrower. Additionally, the Borrower intends to become indebted to the Creditor in the principal amount of $________________, [pursuant to a __________ Agreement, dated [as of] ____________ (as amended, modified, renewed, extended, restated or replaced from time to time, the "________ Agreement") and the _________ Note dated ________________ (the "Subordinated Note") outstanding thereunder] [pursuant to a ___________ Note dated _____________ (as amended, modified, renewed, extended, restated or replaced from time to time, the "Subordinated Note")]. It is a requirement under the Credit Agreement that the Borrower deliver this Agreement to the Agent and the Banks to provide for the subordination of the Borrower's indebtedness to the Creditor. The Creditor has agreed to the subordination of such indebtedness to it, upon the terms and subject to the conditions set forth in this Agreement.

            Accordingly, the parties hereto agree as follows:

            SECTION 1 Definitions; Interpretation.

            (a) Terms Defined in Credit Agreement. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

            (b) Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Creditor Collateral" means any property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Creditor pursuant to the [____________ Agreement,] the Subordinated Note or otherwise, securing payment and performance of the Subordinated Debt.

            "Insolvency Event" has the meaning set forth in Section 3.

            "Net Cash Flow from Operations" means net cash flow from operations less capital expenditures less cash dividends, in each case, of the Subsidiary whose Acquisition is financed in whole or in part by the Subordinated Debt.

            "Senior Debt" means the indebtedness, liabilities and other obligations of the Borrower to the Agent and the Banks under or in connection with the Credit Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the Borrower to the Agent and the Banks thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

            "Subordinated Debt" means all indebtedness, liabilities and other obligations of the Borrower to the Creditor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all principal on [the credit extensions made by the Creditor to the Borrower under the __________ Agreement] [the Subordinated Note], all interest accrued thereon, all fees and all other amounts payable by the Borrower to the Creditor under or in connection with [the _________ Agreement,] the Subordinated Note and any other documents or instruments related thereto.

            "Subordinated Debt Payment" means any payment or distribution by or on behalf of the Borrower, directly or indirectly, of assets of the Borrower of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subordinated Debt.

            (c) Interpretation. In this Agreement, except to the extent the context otherwise requires:

            (i) Any reference in this Agreement to an Article, a Section, a Schedule or an Exhibit is a reference to an article hereof, a section hereof, a schedule hereto or an exhibit hereto, respectively, and to a subsection hereof or a clause hereof is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears.

            (ii) The words "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears.

            (iii) The meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined.

            (iv) The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation."

            (v) References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto.

            (vi) References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to.

            (vii) The captions and headings are for convenience of reference only and shall not affect the construction of this Agreement.

            SECTION 2 Agreement of Subordination.

            (a) Subordination to Payment of Senior Debt. All payments on account of the Subordinated Debt shall be subject, subordinate and junior, in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior indefeasible payment in full in cash or cash equivalents of the Senior Debt.

            (b) Subordination of Liens. All Liens now or hereafter existing of the Creditor in any Creditor Collateral shall be subject, subordinate and junior in all respects and at all times to the Liens now or hereafter existing of the Banks (or the Agent on behalf of the Banks) therein, regardless of the time or order of attachment or perfection of such Liens, the time or order of filing of financing statements, the acquisition of purchase money or other Liens, the time of giving or failure to give notice of the acquisition or expected acquisition of any purchase money or other Liens, or any other circumstances whatsoever.

            SECTION 3 Subordination Upon Any Distribution of Assets of the Borrower. In the event of any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, upon the dissolution, winding up or total or partial liquidation or reorganization, readjustment, arrangement or similar proceeding relating to the Borrower or its property, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, arrangement or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshalling or composition of the assets and liabilities of the Borrower, or otherwise (such events, collectively, the "Insolvency Events"): (i) all amounts owing on account of the Senior Debt shall first be indefeasibly paid in full in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which the Creditor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution directly to the Agent (on behalf of the Banks) for application to the payment of the Senior Debt in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to the Agent or the Banks in respect of such Senior Debt.

            SECTION 4 Payments on Subordinated Debt.

            (a) Permitted Payments. Prior to the occurrence of any Event of Default, the Borrower may make, and the Creditor shall be entitled to accept and receive, only regularly scheduled payments on account of principal of and interest on the Subordinated Debt, in accordance with the terms of [the ______________ Agreement and] the Subordinated Note; provided, however, that notwithstanding the foregoing provisions of this Section 4 the Borrower shall not make, and the Creditor shall not accept or receive, in any fiscal quarter of the Borrower, any payments on account of the Subordinated Debt in an aggregate amount in excess of 50% of Net Cash Flow from Operations for such fiscal quarter.

            (b) No Payment Upon Senior Debt Defaults. Upon the occurrence of any Event of Default, and until such Event of Default is cured or waived, the Borrower shall not make, and the Creditor shall not accept or receive, any Subordinated Debt Payment.

            SECTION 5 Subordination of Remedies. As long as any Senior Debt shall remain outstanding and unpaid, the Creditor shall not, without the prior written consent of the Agent (acting on instructions from the Majority Banks):

            (i) accelerate, make demand or otherwise make due and payable prior to the original stated maturity thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests under or in respect of [the ___________ Agreement and] the Subordinated Note;

            (ii) exercise any rights under or with respect to (A) any guaranties of the Subordinated Debt, or (B) any Creditor Collateral, including causing or compelling the pledge or delivery of any Creditor Collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any Creditor Collateral, notifying any account debtors of the Borrower or asserting any claim or interest in any insurance with respect to the Creditor Collateral, or attempt to do any of the foregoing;

            (iii) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities or obligations of the Creditor to the Borrower against any of the Subordinated Debt; or

            (iv) commence, or cause to be commenced, or join with any creditor other than the Banks in commencing, any bankruptcy, insolvency or receivership proceeding against the Borrower.

            SECTION 6 Payment Over to Agent. In the event that, notwithstanding the provisions of Sections 3, 4 and 5, any Subordinated Debt Payments shall be received in contravention of such Sections 3, 4 and 5 by the Creditor before all Senior Debt is indefeasibly paid in full in cash or cash equivalents, such Subordinated Debt Payments shall be held in trust for the benefit of the Banks and the Agent and shall be paid over or delivered to the Agent for application to the payment in full in cash or cash equivalents of all Senior Debt remaining unpaid to the extent necessary to give effect to such Sections 3, 4 and 5, after giving effect to any concurrent payments or distributions to the Agent and the Banks in respect of the Senior Debt.

            SECTION 7 Authorization to Agent. If, while any Subordinated Debt is outstanding, any Insolvency Event shall occur relating to the Borrower or its property: (i) the Agent, when so instructed by the Majority Banks, is hereby irrevocably authorized and empowered (in the name of the Banks or in the name of the Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Agent and the Banks; and (ii) the Creditor shall promptly take such action as the Agent (on instruction from the Majority Banks) may reasonably request (A) to collect the Subordinated Debt for the account of the Banks and to file appropriate claims or proofs of claim in respect of the Subordinated Debt,
(B) to execute and deliver to the Agent such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.

            SECTION 8 Representations and Warranties. The Creditor represents and warrants to each Bank and the Agent that:

            (a) Organization and Powers. The Creditor is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under this Agreement.

            (b) Authorization; No Conflict. The execution, delivery and performance by the Creditor of this Agreement have been duly authorized by all necessary corporate action of the Creditor, and do not and will not: (i) contravene the terms of the certificate or articles, as the case may be, of incorporation and the bylaws of the Creditor, (ii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Creditor is a party or by which it or its properties may be bound or affected; or (iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting the Creditor.

            (c) Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of the Creditor, enforceable against the Creditor in accordance with its terms.

            (d) Consents. No authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by the Creditor of this Agreement.

            (e) No Prior Assignment. The Creditor has not previously assigned any interest in the Subordinated Debt or any Creditor Collateral, no Person other than the Creditor owns an interest in the Subordinated Debt or Creditor Collateral (whether as joint holders of the Subordinated Debt, participants or otherwise), and the entire Subordinated Debt is owing only to the Creditor.

            (f) Independent Investigation. The Creditor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Borrower and all other matters pertaining to this Agreement and further acknowledges that it is not relying in any manner upon any representation or statement of the Agent or the Banks with respect thereto. The Creditor represents and warrants that it is aware of the terms of the Loan Documents and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Borrower and any other matters pertinent hereto that the Creditor may desire. The Creditor is not relying upon or expecting the Agent or the Banks to furnish to the Creditor any information now or hereafter in the Agent's or the Banks' possession concerning the financial condition of the Borrower or any other matter.

            SECTION 9 Certain Agreements of the Creditor.

            (a) No Benefits. The Creditor understands that there may be various agreements among the Agent, the Banks and the Borrower evidencing and governing the Senior Debt, and the Creditor acknowledges and agrees that such agreements are not intended to confer any benefits on the Creditor and that the Agent and the Banks shall have no obligation to the Creditor or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to it under such agreements.

            (b) No Interference. The Creditor acknowledges that the Borrower has granted or may hereafter grant the Agent and the Banks a security interest in all or certain of the Borrower's assets, including the Creditor Collateral, and agrees not to interfere with or in any manner oppose a disposition of any such collateral by the Agent or the Banks in accordance with applicable law.

            (c) Reliance by Agent and Banks. The Creditor acknowledges and agrees that the Agent and the Banks will have relied upon and will continue to rely upon the subordination provisions provided for herein and the other provisions hereof in entering into the Loan Documents and making the Loans thereunder.

            (d) Waivers. The Creditor waives any and all notice of the incurrence of the Senior Debt or any part thereof and any right to require marshalling of assets.

            (e) Obligations of Creditor Not Affected. The Creditor agrees that at any time and from time to time, without notice to or the consent of the Creditor, without incurring responsibility to the Creditor, and without impairing or releasing the subordination provided for herein or otherwise impairing the rights of the Agent and the Banks hereunder:

            (i) the time for the Borrower's performance of or compliance with any of its agreements contained in the Loan Documents may be extended or such performance or compliance may be waived by the Agent and the Banks in accordance with the Loan Documents;

            (ii) the agreements of the Borrower with respect to the Loan Documents may from time to time be modified by the Borrower, the Banks and the Agent in accordance with the Loan Documents for the purpose of adding any requirements thereto or changing in any manner the rights and obligations of the Borrower, the Banks or the Agent thereunder;

            (iii) the manner, place or terms for payment of Senior Debt or any portion thereof may be altered or the terms for payment extended, or the Senior Debt may be renewed in whole or in part;

            (iv) the maturity of the Senior Debt may be accelerated in accordance with the terms of any present or future agreement by the Borrower, the Agent and the Banks;

            (v) any collateral may be sold, exchanged, released or substituted and any Lien in favor of the Agent or the Banks may be terminated, subordinated or fail to be perfected or become unperfected;

            (vi) any Person liable in any manner for Senior Debt may be discharged, released or substituted; and

            (vii) all other rights against the Borrower, any other Person or with respect to any collateral may be exercised (or the Agent and the Banks may waive or refrain from exercising such rights).

            (f) Rights of Agent and Banks Not to Be Impaired. No right of the Agent or the Banks to enforce the subordination provided for herein or to exercise their other rights hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by the Borrower, the Agent or the Banks hereunder or under or in connection with the other Loan Documents or by any noncompliance by the Borrower with the terms and provisions and covenants herein or in any other Loan Document, regardless of any knowledge thereof the Agent or the Banks may have or otherwise be charged with.

            (g) Financial Condition of Borrower. The Creditor shall not have any right to require the Agent or the Banks to obtain or disclose any information with respect to: (i) the financial condition or character of the Borrower or the ability of the Borrower to pay and perform Senior Debt; (ii) the Senior Debt;
(iii) any collateral or other security for any or all of the Senior Debt; (iv) the existence or nonexistence of any guarantees of, or any other subordination agreements with respect to, all or any part of the Senior Debt; (v) any action or inaction on the part of the Agent, the Banks or any other Person; or (vi) any other matter, fact or occurrence whatsoever.

            (h) Acquisition of Liens or Guaranties. The Creditor shall not, without the prior consent of the Agent and the Majority Banks, acquire any right or interest in or to any Creditor Collateral or accept any guaranties for the Subordinated Debt.

            SECTION 10 Subrogation.

            (a) Subrogation. Until the indefeasible payment and performance in full of all Senior Debt, the Creditor shall not have, and shall not directly or indirectly exercise, any rights that it may acquire by way of subrogation under this Agreement, by any payment or distribution to the Agent or the Banks hereunder or otherwise. Upon the indefeasible payment and performance in full of all Senior Debt, the Creditor shall be subrogated to the rights of the Agent and the Banks to receive payments or distributions applicable to the Senior Debt until the Subordinated Debt shall be paid in full. For the purposes of the foregoing subrogation, no payments or distributions to the Agent or the Banks of any cash, property or securities to which the Creditor would be entitled except for the provisions of Section 3, 4 or 5 shall, as among the Borrower, its creditors (other than the Banks and the Agent) and the Creditor, be deemed to be a payment by the Borrower to or on account of the Senior Debt.

            (b) Payments Over to Creditor. If any payment or distribution to which the Creditor would otherwise have been entitled but for the provisions of
Section 3, 4 or 5 shall have been applied pursuant to the provisions of Section 3, 4 or 5 to the payment of all amounts payable under the Senior Debt, the Creditor shall be entitled to receive from the Agent and the Banks any payments or distributions received by the Agent and the Banks in excess of the amount sufficient to pay in full all amounts payable under or in respect of the Senior Debt. If any such excess payment is made to the Agent and the Banks, the Agent and the Banks shall promptly remit such excess to the Creditor and until so remitted shall hold such excess payment for the benefit of the Creditor.

            SECTION 11 Continuing Agreement; Reinstatement.

            (a) Continuing Agreement. This Agreement is a continuing agreement of subordination and shall continue in effect and be binding upon the Creditor until indefeasible payment and performance in full of the Senior Debt and termination of the Commitments. The subordinations, agreements, and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate or reform, by litigation or otherwise, its respective agreements with the Borrower.

            (b) Reinstatement. This Agreement shall continue to be effective or shall be reinstated, as the case may be, if, for any reason, any payment of the Senior Debt by or on behalf of the Borrower shall be rescinded or must otherwise be restored by the Agent or any Bank, whether as a result of an Insolvency Event or otherwise.

            SECTION 12 Payments. The Creditor shall make each payment hereunder unconditionally in full without set-off, counterclaim or other defense, on the day when due to the Agent in Dollars and in same day or immediately available funds, to the Agent's Payment Office.

            SECTION 13 Transfer of Subordinated Debt. The Creditor may not assign or transfer its rights and obligations under the [__________ Agreement or the] Subordinated Note or any interest in the Subordinated Debt or any Creditor Collateral without the prior written consent of the Majority Banks, and any such transferee or assignee, as a condition to acquiring the Subordinated Note or interest in the Subordinated Debt or Creditor Collateral shall agree to be bound hereby, in form satisfactory to the Agent.

            SECTION 14 Amendments of Subordinated Debt. Each of the Borrower and the Creditor shall not, without the prior written consent of the Majority Banks, agree to or permit any amendment, modification or waiver of any material provisions of [the ____________ Agreement,] the Subordinated Note or any other agreement relating to any Subordinated Debt (including any amendment, modification or waiver pursuant to an exchange of other securities or instruments for outstanding Subordinated Debt) if the effect of such amendment, modification or waiver is to: (i) increase the interest rate on the Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner which would make such provisions more onerous or restrictive to the Borrower or any Subsidiary; or (iv) otherwise increase the obligations of the Borrower in respect of the Subordinated Debt or confer additional rights upon the Creditor which individually or in the aggregate would be adverse to the Borrower, its Subsidiaries or the Banks.

            SECTION 15 Obligations of Borrower Not Affected. The provisions of this Agreement are intended solely for the purpose of defining the relative rights against the Borrower of the Creditor, on the one hand, and the Agent and the Banks, on the other hand. Nothing contained in this Agreement shall (i) impair, as between the Borrower and the Creditor, the obligation of the Borrower to pay the principal of or interest on the Subordinated Note and its other obligations with respect to the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof, or (ii) otherwise affect the relative rights against the Borrower of the Creditor, on the one hand, and the creditors of the Borrower (other than the Banks and the Agent), on the other hand.

            SECTION 16 Endorsement of Subordinated Notes; Further Assurances and Additional Acts.

            (a) Endorsement of Subordinated Note. At the request of the Agent, the Subordinated Note and all other documents and instruments evidencing any of the Subordinated Debt shall be endorsed with a legend noting that the Subordinated Note and such other documents and instruments are subject to this Agreement, and the Creditor shall promptly deliver to the Agent evidence of the same.

            (b) Further Assurances and Additional Acts. Each of the Creditor and the Borrower shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, financing statements, documents and assurances, and perform such acts as the Agent or the Majority Banks shall deem necessary or appropriate to effectuate the purposes of this Agreement, and promptly provide the Agent with evidence of the foregoing satisfactory in form and substance to the Agent and the Majority Banks.

            SECTION 17 Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and shall be mailed, sent or delivered at or to the address or facsimile number of the respective party or parties set forth on the signature pages hereof, or at or to such other address or facsimile number as such party or parties shall have designated in a written notice to the other party or parties. All such notices and communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class (or air mail, with respect to communications to be sent to or from the United States), postage prepaid; and (iii) if sent by facsimile transmission, when sent.

            SECTION 18 No Waiver; Cumulative Remedies. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Agent or any Bank.

            SECTION 19 Costs and Expenses.

            (a) Payments by Borrower. The Borrower agrees to pay to the Agent on demand the reasonable out-of-pocket costs and expenses of the Agent, and the reasonable fees and disbursements of counsel to the Agent (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution, delivery and administration of this Agreement, and any amendments, modifications or waivers of the terms thereof.

            (b) Payments by Borrower and Creditor. Each of the Borrower and the Creditor jointly and severally agrees to pay to the Agent on demand all costs and expenses of the Agent and the Banks, and the fees and disbursements of counsel (including allocated costs of internal counsel), in connection with the enforcement or attempted enforcement of, and preservation of rights or interests under, this Agreement, including any losses, costs and expenses sustained by the Agent and any Bank as a result of any failure by the Creditor to perform or observe its obligations contained in this Agreement.

            SECTION 20 Survival. All covenants, agreements, representations and warranties made in this Agreement shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, and shall continue in full force and effect so long as any Senior Debt remains unpaid or the Banks have any Commitments. Without limiting the generality of the foregoing, the obligations of the Borrower and the Creditor under Section 19 shall survive the satisfaction of the Senior Debt and the termination of the Commitments.

            SECTION 21 Benefits of Agreement. This Agreement is entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

            SECTION 22 Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Creditor, the Agent and each Bank and their respective successors and assigns.

            SECTION 23 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

            SECTION 24 Submission to Jurisdiction.

            (a) Submission to Jurisdiction. The Creditor hereby (i) submits to the non-exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States sitting in the State of California for the purpose of any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

            [(b) Appointment of Process Agent. The Creditor hereby irrevocably appoints ___________________________ (the "Process Agent"), with an office on the date hereof at ________________________________, as its authorized agent with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to this Agreement in any of the courts in and of the State of California. Such service may be made by mailing or delivering a copy of such process to the Creditor in care of the Process Agent at the Process Agent's above address, and the Creditor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and agrees that the failure of the Process Agent to give any notice of any such service to the Creditor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. As an alternative method of service, the Creditor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Creditor at its address specified in Section
17. If for any reason ______________ shall cease to act as Process Agent, the Creditor shall appoint forthwith, in the manner provided for herein, a successor Process Agent qualified to act as an agent for service of process with respect to all courts in and of the State of California and acceptable to the Agent.]

            (c) No Limitation. Nothing in this Section 24 shall limit the right of the Agent or the Banks to bring any action or proceeding against the Creditor or its property in the courts of other jurisdictions.

            SECTION 25 Entire Agreement; Amendments and Waivers.

            (a) Entire Agreement. This Agreement constitutes the entire agreement of the Borrower, the Banks, the Agent and the Creditor with respect to the matters set forth herein and supersedes any prior agreements, commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto.

            (b) Amendments and Waivers. No amendment to any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Creditor, the Agent and the Majority Banks (or the Agent with the written consent of the Majority Banks); and no waiver of any provision of this Agreement, or consent to any departure by the Borrower or the Creditor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Banks (or the Agent with the consent of the Majority Banks). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            SECTION 26 Conflicts. In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and [the __________ Agreement,] the Subordinated Note or any other document or instrument relating to the Subordinated Debt, on the other hand, then the terms of this Agreement shall control.

            SECTION 27 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement or the validity or effectiveness of such provision in any other jurisdiction.

            SECTION 28 Interpretation. This Agreement is the result of negotiations between, and have been reviewed by counsel to, the Agent, the Creditor, the Borrower and other parties, and is the product of all parties hereto. Accordingly, this Agreement shall not be construed against any of the Banks or the Agent merely because of the Agent's or any Bank's involvement in the preparation thereof.

            SECTION 29 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

            SECTION 30 Termination of Agreement. Upon indefeasible payment and performance in full in cash or cash equivalents of the Senior Debt and the termination of the Commitments, this Agreement shall terminate and the Agent and the Banks shall promptly execute and deliver to the Borrower and the Creditor such documents and instruments as shall be necessary to evidence such termination; provided, however, that the obligations of the Borrower and the Creditor under Section 19 shall survive such termination.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                    THE BORROWER

                                    MENTOR GRAPHICS CORPORATION


                                    By:
                                        -------------------------
                                        Title:

                                    Address:

                                    -----------------------------

                                    -----------------------------

                                    -----------------------------
                                    Attn.:
                                          -----------------------
                                    Fax No.
                                           ----------------------

                                    THE AGENT

                                    BANK OF AMERICA NATIONAL TRUST
                                    AND SAVINGS ASSOCIATION, as Agent


                                    By:
                                        -------------------------
                                        Title:

                                    Address:

                                    -----------------------------

                                    -----------------------------

                                    -----------------------------
                                    Attn.:
                                          -----------------------
                                    Fax No.
                                           ----------------------

                                    THE BANKS

                                    [BANK]


                                    By:
                                        -------------------------
                                        Title:

                                    Address:

                                    -----------------------------

                                    -----------------------------

                                    -----------------------------
                                    Attn.:
                                          -----------------------
                                    Fax No.
                                           ----------------------

                                    [BANK]


                                    By:
                                        -------------------------
                                        Title:

                                    Address:

                                    -----------------------------

                                    -----------------------------

                                    -----------------------------
                                    Attn.:
                                          -----------------------
                                    Fax No.
                                           ----------------------

                                    [BANK]


                                    By:
                                        -------------------------
                                        Title:

                                    Address:

                                    -----------------------------

                                    -----------------------------

                                    -----------------------------
                                    Attn.:
                                          -----------------------
                                    Fax No.
                                           ----------------------

                                    THE CREDITOR

                                    [CREDITOR]


                                    By:
                                        -------------------------
                                        Title:

                                    Address:

                                    -----------------------------

                                    -----------------------------

                                    -----------------------------
                                    Attn.:
                                          -----------------------
                                    Fax No.
                                           ----------------------